United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MFA Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2012

To the Stockholders of MFA Financial, Inc.:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Financial, Inc., a Maryland corporation (“MFA,” “we” or “our”), will be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 22, 2012, at 10:00 a.m., New York City time, for the following purposes:

(1)	To elect the three directors named in the proxy statement to serve on MFA’s Board of Directors (the “Board”) until our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
(2)	To ratify the appointment of KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2012;
(3)	To approve, by advisory (non-binding) vote, MFA’s executive compensation; and
(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on March 26, 2012, has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Whether or not you plan to attend in person, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to MFA by using our dedicated internet voting website, our toll-free telephone number or, if you prefer, the mail. By submitting your proxy voting instructions promptly, either by internet, telephone or mail, you can help MFA avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

In order to submit proxy voting instructions prior to the Annual Meeting, you have the option of authorizing your proxy (a) through the internet at www.proxyvote.com and following the instructions described on the notice and access card previously mailed to you or on your proxy card, (b) by toll-free telephone at 1-800-690-6903 and following the instructions described on your proxy card or (c) by completing, signing and dating your proxy card and returning it promptly in the postage-prepaid envelope provided.

Your proxy is being solicited by the Board. The Board recommends that you vote in favor of the proposed items.

By Order of the Board

Shira E. Finkel
Senior Vice President and Corporate Secretary

New York, New York
April 9, 2012

i

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2012

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of MFA Financial, Inc., a Maryland corporation (“MFA,” the “Company,” “we,” “our” or “us”), for use at MFA’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 22, 2012, at 10:00 a.m., New York City time, or at any postponement or adjournment thereof.

In order to submit proxy voting instructions prior to the Annual Meeting, stockholders have the option to authorize their proxy by internet, telephone or mail. Stockholders are requested to vote their shares of our common stock, par value $0.01 per share (the “Common Stock”), by proxy at the Annual Meeting by using the dedicated internet voting website or toll-free telephone number provided for this purpose. Alternatively, stockholders may authorize their proxy by completing, signing and dating their proxy card and returning it in the postage-prepaid envelope provided. Specific instructions regarding the internet and telephone voting options are described on the notice of access card previously mailed to you and/or on your proxy card. Stockholders who authorize their proxy by using the internet or telephone voting options do not need to also return a proxy card.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Shira E. Finkel, our Senior Vice President and Corporate Secretary, at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting.

If a proxy is properly completed, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the three directors named in this Proxy Statement to serve on the Board until our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 and FOR the approval of the advisory (non-binding) vote on our executive compensation. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about April 9, 2012.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2011, including financial statements audited by KPMG LLP, our independent registered public accounting firm, and their report thereon, dated February 16, 2012.

VOTING INFORMATION

Record Date

Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 26, 2012 (the “Record Date”), with respect to (i) the election of the three directors named in this Proxy Statement to serve on the Board until our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012, (iii) the advisory (non-binding) vote on our executive compensation (“Say-on-Pay”) and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponement or adjournment thereof.

As of the Record Date, we had issued and outstanding 356,937,576 shares of Common Stock.

Quorum and Required Vote

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) with respect to the election of directors, a plurality of all the votes cast at the Annual Meeting, (ii) with respect to the ratification of the appointment of our independent registered public accounting firm, a majority of the votes cast on the proposal and (iii) with respect to the advisory (non-binding) vote on Say-on-Pay, a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee (i.e., a broker) holding shares for a beneficial owner has not received instructions from the beneficial owner on a particular proposal and either declines to exercise discretionary voting power or is barred from doing so under New York Stock Exchange (the “NYSE”) rules. Under NYSE rules, brokers are not permitted to vote shares held in their clients’ accounts on uncontested elections of directors or on the non-binding Say-on-Pay vote, unless, in each case, the client (as beneficial owner) has provided voting instructions to the broker. The ratification of the appointment of our independent registered public accounting firm is, however, a proposal for which brokers do have discretionary voting authority. Abstentions and broker non-votes, if any, will have no effect on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) vote on Say-on-Pay.

CORPORATE GOVERNANCE

Role of the Board

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of the Board. The Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of the Board keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Chief Executive Officer and other executive officers.

Board Leadership Structure

The positions of our Chairman of the Board and our Chief Executive Officer are currently held by Stewart Zimmerman. In 2010, the Board established the function of Lead Director and the Board’s independent directors appointed James A. Brodsky to this position to serve until the 2012 annual meeting of the Board. We believe that this Board leadership structure is appropriate for MFA, in that the combined role of the Chairman of the Board and the Chief Executive Officer promotes unified leadership and direction for MFA, allowing for a single, clear focus for management to execute MFA’s strategy and business plan, while also providing for effective oversight by an independent Board assisted by the Lead Director. We believe the Chief Executive Officer is in the best position to focus the independent directors’ attention on the issues of greatest importance to MFA and its stockholders. We believe that our overall corporate governance policies and practices combined with the strength of our independent directors minimize any potential conflicts that may result from combining the roles of our Chairman of the Board and our Chief Executive Officer. As part of its annual self-assessment, the Board will consider whether the current leadership structure continues to be optimal for MFA and its stockholders.

Lead Director Position

The Board established the Lead Director role to be fully independent of MFA’s management. James A. Brodsky, an independent director, currently serves as the Lead Director. Among other things, the Lead Director: (1) presides at all meetings of the Board at which the Chairman of the Board is not present; (2) has the authority to call, and will lead, meetings and executive sessions of our independent and non-management directors; (3) consults with the Chairman of the Board in establishing the agenda for Board meetings; (4) helps facilitate communication between the Chairman of the Board/Chief Executive Officer and the Board; (5) acts as a liaison between the Board and management; (6) confirms the Board has a process of regularly assessing the effectiveness of the Board, its committees and individual directors and management; and (7) performs such other functions as may be designated from time to time. The Lead Director is elected annually by a majority of the non-management and independent directors then serving on the Board.

Board’s Role in Risk Oversight

The Board is responsible for the oversight of MFA’s risk management. The Board oversees and monitors MFA’s risk management framework and actively reviews risks that may be material to us. As part of this oversight process, the Board regularly receives reports from management on areas of material risk to MFA, including operational, financial, interest rate, liquidity, credit, market, legal and regulatory, accounting and strategic risks. The Board receives these reports from the appropriate sources within MFA to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, the Board and its committees coordinate their risk oversight roles. As part of its written charter, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and risk management, including major financial risk exposures, is undertaken by MFA and its management and the Compensation Committee oversees our compensation programs to ensure that they do not encourage unnecessary or excessive risk taking. The goal of these processes is to achieve serious and thoughtful board-level attention to our risk management process and framework, the nature of the material risks we face and the adequacy of our risk management process and framework designed to respond to and mitigate these risks.

Director Independence

The Governance Guidelines provide that a majority of the directors serving on the Board must be independent as determined by the Board in accordance with the rules and standards established by the NYSE. In addition, as permitted under the Governance Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that six of our eight current directors, Stephen R. Blank, James A. Brodsky, Michael L. Dahir, Alan L. Gosule, Robin Josephs and George H. Krauss, qualify as independent directors under the NYSE listing standards and the Independence Standards. In determining that Mr. Gosule qualifies as an independent director under the NYSE listing standards and the Independence Standards, the Board took into consideration in making its determination that Mr. Gosule is a Partner at Clifford Chance US LLP (“Clifford Chance”), which acted as MFA’s primary outside legal counsel during 2010 and prior years for which it was paid fees. In connection with making its determination, the Board specifically noted that (a) the amount of fees paid to Clifford Chance in each of those years did not exceed the specific thresholds for impacting independence set forth in the NYSE listing standards and the Independence Standards and (b) in 2011, K&L Gates LLP took over the role as MFA’s primary outside legal counsel. The Independence Standards can be found on our website at www.mfa-reit.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, and health and safety. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Board. The Code of Conduct can be found on our website at www.mfa-reit.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Harold E. Schwartz, our Senior Vice President and General Counsel, at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines (the “Governance Guidelines”) that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Governance Guidelines are Board composition, Board functions and responsibilities, Board committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and Board and committee performance evaluations. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Governance Guidelines and will recommend, as appropriate, proposed changes to the Board. The Governance Guidelines can be found on our website at www.mfa-reit.com. We will also provide the Governance Guidelines, free of charge, to stockholders who request them. Requests should be directed to Harold E. Schwartz, our Senior Vice President and General Counsel, at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Review and Approval of Transactions with Related Persons

The Board has adopted written policies and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the Securities and Exchange Commission (“SEC”) (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•	Any covered related party transaction must be approved by the Board or by a committee of the Board consisting solely of disinterested directors. In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.
•	On at least an annual basis, the Board or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee or, if the Chairman of the Audit Committee is the affected director, to the attention of the Chairman of the Nominating and Corporate Governance Committee.
•	The appropriate Chairman shall determine whether the matter should be considered by the Board or by a committee of the Board consisting solely of disinterested directors.
•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.
•	If a transaction that has been entered into without prior approval is not ratified, the Board or committee may consider additional action, in consultation with counsel, including, but not limited to, with respect to transactions that are pending or ongoing, termination of the transaction on a prospective basis or modification of the transaction in a manner that would permit it to be ratified by the Board or committee, and with respect to transactions that are completed, rescission of such transaction and/or disciplinary action.

Identification of Director Candidates

In accordance with the Governance Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director candidates for the Board and for recommending director candidates to the Board for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are nominated to stand for election to the Board in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly-qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of the Board, our operating requirements and the interests of the Company. In accordance with the Governance Guidelines, director candidates should have experience in positions with a high degree of responsibility and decision making, be able to exercise good business judgment, be able to provide practical wisdom and mature judgment and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, and recommends director candidates based upon contributions they can make to the Board and management and their ability to represent our long-term interests and those of our stockholders.

Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process.

The Nominating and Corporate Governance Committee accepts stockholder recommendations of director candidates and applies the same standards in considering director candidates submitted by stockholders as it does in evaluating director candidates recommended by members of the Board or management. Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of the Board. If the Nominating and Corporate Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about a director candidate’s background and experience, including by means of personal interviews. The Nominating and Corporate Governance Committee will then re-evaluate the director candidate using its evaluation criteria. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the Board for nomination. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the notice procedures outlined under “Submission of Stockholder Proposals,” which may be found on page 53 of this Proxy Statement, may recommend director candidates for evaluation and consideration by the Nominating and Corporate Governance Committee. Stockholders may make recommendations at any time, but recommendations of director candidates for consideration as director nominees at our annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date of the proxy statement for the previous year’s annual meeting of stockholders. Accordingly, to submit a director candidate for consideration for nomination at our 2013 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than December 10, 2012. The written notice must demonstrate that it is being submitted by a stockholder of record of MFA and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each director candidate’s consent to serve as a director and contact information for each director candidate so that his or her interest can be verified and, if necessary, to gather further information.

Communications with the Board

The Board has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally. Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to Harold E. Schwartz, our Senior Vice President and General Counsel, at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of the General Counsel, are not required, however, to be forwarded to the directors. The Board has approved this communication process.

Executive Sessions of Independent Directors

In accordance with the Governance Guidelines, the independent directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board. These executive sessions of the independent directors are presided over by James A. Brodsky, in his capacity as the Lead Director.

BOARD AND COMMITTEE MATTERS

Board of Directors

The Board is responsible for directing the management of our business and affairs. The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2011, the Board held five meetings and acted fourteen times by written consent in lieu of a meeting. Each of our directors attended at least 75% of the meetings of the Board and of the Board’s committees on which they served during 2011. Eight of the nine directors then serving on the Board attended our 2011 Annual Meeting of Stockholders. The Board’s policy, as set forth in our Governance Guidelines, is to encourage and promote the attendance by each director at all scheduled meetings of the Board and all meetings of our stockholders.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  Stephen R. Blank (Chair), Michael L. Dahir and Robin Josephs are currently the members of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of audit committee members, the Governance Guidelines, the Independence Standards and the written charter of the Audit Committee. The Board has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” beginning on page 14 of this Proxy Statement for a description of their respective backgrounds and experience), that Mr. Blank, Mr. Dahir and Ms. Josephs qualify as “audit committee financial experts” for purposes of, and as defined by, SEC rules and have the requisite accounting or related financial management expertise required by the NYSE listing standards. In addition, the Board has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. During 2011, the Audit Committee met eight times and acted two times by written consent in lieu of a meeting.

The Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. In accordance with its charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee. The Audit Committee also reviews and evaluates the scope of all non-auditing services to be provided by our independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies. The specific responsibilities of the Audit Committee are set forth in its charter, which can be found on our website at www.mfa-reit.com.

Compensation Committee.  Robin Josephs (Chair), Stephen R. Blank, Alan L. Gosule and George H. Krauss are currently the members of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Compensation Committee. During 2011, the Compensation Committee met eleven times and acted once by written consent in lieu of a meeting.

The Compensation Committee is responsible for, among other things, overseeing the approval, administration and evaluation of MFA’s compensation plans, policies and programs and reviewing and establishing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its charter, which can be found on our website at www.mfa-reit.com.

Compensation Committee Interlocks and Insider Participation.  There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Nominating and Corporate Governance Committee.  Michael L. Dahir (Chair), Alan L. Gosule and George H. Krauss are currently the members of the Nominating and Corporate Governance Committee. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. During 2011, the Nominating and Corporate Governance Committee met four times.

The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to stand for election by our stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to us and directing the Board in an annual review of its performance. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which can be found on our website at www.mfa-reit.com.

We will provide the charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to Harold E. Schwartz, our Senior Vice President and General Counsel, at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Report of the Audit Committee

The Audit Committee of the Board is responsible for monitoring, on behalf of the Board, the integrity of our consolidated financial statements, our system of internal controls, the performance, qualifications and independence of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate the performance of and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board.

Management has the primary responsibility for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

During 2011, the Audit Committee held eight meetings and acted twice by unanimous written consent. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, KPMG LLP, our independent registered public accounting firm for the last three quarters of the year, Ernst & Young LLP, our independent registered public accounting firm for the first quarter of the year, and Grant Thornton LLP, our internal auditing firm.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011, and the related report prepared by KPMG LLP, with management and KPMG LLP. The Audit Committee discussed with KPMG LLP and Grant Thornton LLP the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed with management, KPMG LLP and Grant Thornton LLP management’s annual report on our internal control over financial reporting and the reports prepared by KPMG LLP with respect to its audit of our internal control over financial reporting. The Audit Committee met with KPMG LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee reviewed and discussed with KPMG LLP their 2011 audit plan for MFA and their proposed implementation of this plan. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board’s (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T, which included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with KPMG LLP their independence from the Company. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and represented that it is independent from us. When considering the independence of KPMG LLP, the Audit Committee considered if services they provided to us, beyond those rendered in connection with their audit of our consolidated financial statements, their reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and their audit of the effectiveness of our internal control over financial reporting were compatible with maintaining their independence. The Audit Committee reviewed and approved the audit, tax and other professional services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee received regular updates on the amount of fees and scope of audit, tax and other professional services provided.

Based on the Audit Committee’s review and the outcome of these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board that our audited consolidated financial statements for the fiscal year ended December 31, 2011, be included in our Annual Report on Form 10-K filed with the SEC and 2011 Annual Report to Stockholders. The Audit Committee has also selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and is presenting this selection to our stockholders for ratification.

AUDIT COMMITTEE

Stephen R. Blank, Chair
Michael L. Dahir
Robin Josephs

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Pursuant to the terms of its Charter, the Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of the non-employee directors (the “Non-Employee Directors”) on the Board. In the first half of 2011, the Compensation Committee, with the assistance of its independent compensation consultant, Christenson Advisors, LLC (“Christenson Advisors”), a nationally-recognized compensation consulting firm, undertook a review of the compensation program for Non-Employee Directors. In keeping with our Governance Guidelines, the Compensation Committee considered, among other things, (i) the compensation paid to directors of companies comparable to us, (ii) the time required for directors to prepare for and attend meetings of the Board and committees of the Board on which they serve, (iii) the Company’s success (which may be reflected in compensation related to our stock price) and (iv) the risks involved in serving on the Board or any of its committees. After a review and consideration of these factors, the Compensation Committee recommended the following compensation program for Non-Employee Directors, which was approved by the Board on July 22, 2011, retroactive to May 24, 2011 (which was the date of our 2011 annual meeting of stockholders):

•	an annual fee of $75,000 payable in equal installments on a quarterly basis (previously $60,000 payable on a semi-annual basis);
•	establishment of a fee of $1,500 per meeting for attendance at any in-person or telephonic meeting of the Board or any committee of the Board;
•	an annual fee, payable in equal installments on a quarterly basis, of (i) $25,000 (previously $12,500 payable in installments on a semi-annual basis) for the chair of the Audit Committee; (ii) $20,000 (previously $7,500 payable in installments on a semi-annual basis) for the chair of the Compensation Committee; and (iii) $10,000 (previously $7,500 payable in installments on a semi-annual basis) for the chair of the Nominating and Corporate Governance Committee;
•	an annual grant under our Amended and Restated 2010 Equity Compensation Plan (the “2010 Equity Compensation Plan”) of restricted shares (“Restricted Shares”) of our Common Stock with a grant value of $75,000, which is made on the first business day after our annual meeting of stockholders (Previously, Non-Employee Directors received a semi-annual grant of 3,750 restricted shares.);
•	an additional annual fee, payable in equal installments on a quarterly basis (previously payable on a semi-annual basis), of $7,500 to our Lead Director (unchanged from previous amount payable); and
•	an additional grant to our Lead Director of 7,500 Restricted Shares under our 2010 Equity Compensation Plan, which is made on the first business day after our annual meeting of stockholders (unchanged from previous amount granted to Lead Director).

Our Non-Employee Directors may also participate in our Second Amended and Restated 2003 Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors Plan”), which allows participants to elect to defer receipt of 50% or 100% of their annual cash retainer fees and, if applicable, 100% of their annual cash committee chair and meeting fees, as well as cash lead director fees.

We do not permit our Non-Employee Directors to sell or transfer their restricted shares until six months after their termination of service with us, subject to certain exceptions. In addition, the Non-Employee Directors are subject to a share retention/alignment requirement pursuant to which each Non-Employee Director is required to hold and maintain equity in MFA, which could include Common Stock, convertible (but not perpetual) preferred stock, Restricted Shares and/or deferred stock units under the Non-Employee Directors Plan (collectively, the “Equivalent Shares”), in an amount equal to no less than 37,500 Equivalent Shares. For Non-Employee Directors joining the Board on or after January 1, 2010, this retention requirement must be met within five years after becoming a director, and for Non-Employee Directors serving on the Board on or prior to December 31, 2009, this retention requirement must be met not later than December 31, 2014.

The following table summarizes the compensation of our Non-Employee Directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)(4)
Stephen R. Blank	$116,500	$75,000	$0	$191,500
James A. Brodsky	100,500	112,800	0	213,300
Michael L. Dahir	97,000	75,000	0	172,000
Alan L. Gosule	88,500	75,000	0	163,500
Robin Josephs	111,500	75,000	0	186,500
George H. Krauss	90,000	75,000	0	165,000

(1)	Amounts in this column represent the annual board retainer fees, annual committee chair fees, meeting fees and annual lead director fees earned or paid to non-employee directors for service in 2011.
(2)	Amounts in this column represent the aggregate grant date fair value of such stock awards computed in accordance with FASB ASC Topic 718. During 2011, each non-employee director was granted (a) 3,750 Restricted Shares on May 31, 2011 (based on a price per share of $8.14, which was the closing price of the Common Stock on such day), and (b) each non-employee director was granted an aggregate 6,207 Restricted Shares on November 30, 2011 (of which (i) 857 Restricted Shares were based on a price per share of $8.14, which was the closing price of the Common Stock on May 24, 2011, the effective date of the modifications to Non-Employee Director compensation, and (ii) 5,350 Restricted Shares were based on a price per share of $7.01, which was the closing price of the Common Stock at the close of the quarter ended September 30, 2011).

In addition, during 2011, Mr. Brodsky, our Lead Director, was granted (x) an additional 2,500 Restricted Shares on May 31, 2011, which had a value of $8.24 per share (based on the price per share of our Common Stock), and (y) an additional 2,500 Restricted Shares on November 30, 2011, which had a value of $7.01 per share (based on the price per share of our Common Stock at the close of the quarter ended September 30, 2011).

(3)	As of December 31, 2011, our non-employee directors held the following number of unexercised non-qualified stock options (“NQSOs”), which were granted prior to 2011:

Name	Number of Unexercised NQSOs
Stephen R. Blank	5,000
James A. Brodsky	5,000
Michael L. Dahir	5,000
Alan L. Gosule	5,000
Robin Josephs	5,000
George H. Krauss	5,000
(4)	Total compensation for non-employee directors does not include aggregate distributions paid on dividend equivalent rights (“DERs”), which represent the right to receive a distribution on each DER equal to the cash dividend paid on a share of Common Stock. During 2011 each Non-Employee Director received distributions on the 1,250 vested DERs that related to 1,250 of the 5,000 NQSOs held by such individuals, which resulted in a payment of $1,123.50 to each of Messrs. Blank, Brodsky, Dahir, Gosule and Krauss and a payment of $625 to Ms. Joseph’s (whose 1,250 DERs did not vest until May 2011).

The following table summarizes certain additional information regarding amounts deferred by our Non-Employee Directors participating in the Non-Employee Directors Plan as of December 31, 2011.

Name	Total Amount Deferred(1)	Distribution January 15, 2011	Remaining Deferred Amount After 2011 Distribution(2)	Fair Market Value of Remaining Amount(3)
Non-Employee Directors
Stephen R. Blank	$63,412	$45,135	$18,277	$16,425
George H. Krauss	259,878	94,509	165,369	225,600
Total	$323,290	$139,644	$184,646	$242,025

(1)	Amounts in this column represent total compensation deferred and cash dividend equivalents credited to outstanding stock units from the inception of the Non-Employee Directors Plan, less any cash distributions made at the termination of any elected deferral and payment period before distributions made in 2011.
(2)	Amounts in this column represent total compensation deferred and cash dividend equivalents credited to outstanding stock units under the Non-Employee Directors Plan after 2011 distributions.
(3)	Amounts in this column represent fair market value of total compensation deferred and cash dividend equivalents credited to outstanding stock units (based upon the closing price of the Common Stock of $6.72 per share reported on the NYSE on December 30, 2011 (the last trading day of the year)) under the Non-Employee Directors Plan at December 31, 2011.

Non-employee directors are also eligible to receive other grants of NQSOs, Restricted Shares, phantom shares and DERs under the 2010 Equity Compensation Plan. We also reimburse all non-employee directors for travel and other expenses incurred in connection with attending Board, committee and stockholder meetings and other Company-sponsored events and/or other activities in which they engage or participate on our behalf. In addition, we provide all non-employee directors with up to $500,000 of accidental death and dismemberment insurance while traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events. Directors who are employees of the Company (presently, Messrs. Zimmerman and Gorin) are not entitled to receive additional compensation for serving on the Board.

1. ELECTION OF DIRECTORS

Board of Directors

In accordance with our Charter and Bylaws, the Board is currently comprised of eight directors, Stephen R. Blank, James A. Brodsky, Michael L. Dahir, William S. Gorin, Alan L. Gosule, Robin Josephs, George H. Krauss and Stewart Zimmerman and is divided into three classes, with Messrs. Blank and Gorin constituting the Class I directors, Messrs. Dahir and Krauss and Ms. Josephs constituting the Class II directors and Messrs. Zimmerman, Brodsky and Gosule constituting the Class III directors. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The term of the Board’s Class II directors expires at the Annual Meeting. The terms of the other two classes of directors expire at MFA’s 2013 Annual Meeting of Stockholders (Class III directors) and MFA’s 2014 Annual Meeting of Stockholders (Class I directors).

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Mr. Dahir, Ms. Josephs and Mr. Krauss have been nominated by the Board to stand for re-election as Class II directors by the stockholders at the Annual Meeting to serve until our 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. If the candidacy of Mr. Dahir, Ms. Josephs or Mr. Krauss should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidate or candidates (if any) as shall be nominated by the Board. The Board has no reason to believe that, if re-elected, Mr. Dahir, Ms. Josephs and Mr. Krauss will be unable or unwilling to serve as Class II directors.

The Board has determined that all of our current directors are qualified to serve as directors of the Company. The biographies of each of the Board’s nominees standing for re-election and our continuing directors set forth below contain information regarding each person’s service as a director, business experience and education, director positions held currently or at any time during the last five years, information regarding certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board and its Nominating and Corporate Governance Committee to determine that the person should serve as a director on the Board in 2012. In addition to the specific information set forth in these biographies, each of our directors also possesses the tangible and intangible attributes and skills which we believe are necessary to be an effective director on the Board, including experience at senior levels in areas of expertise relevant and beneficial to our business and industry, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity we expect of directors of the Company.

Nominees for Re-Election as Class II Directors

The following information is furnished regarding the nominees for re-election as Class II directors by the holders of Common Stock.

Michael L. Dahir, 63, has served as a director of MFA since 1998. Since 1988, Mr. Dahir has been the Chairman and Chief Executive Officer of Omaha State Bank in Omaha, Nebraska. From 1974 to 1988, Mr. Dahir held various positions with Omaha National Bank, including Senior Vice President and head of the Commercial Banking Services division, and was also Senior Vice President and Chief Financial Officer of the bank’s parent company, FirsTier Holding Company. Mr. Dahir is a non-practicing certified public accountant. Mr. Dahir is Chairman of the Jesuit Partnership Council of Omaha, serves on the board and executive committee of Catholic Charities and is a member of the board of directors of Legatus International. Mr. Dahir is a graduate of Creighton University.

We believe that Mr. Dahir’s qualifications to serve on the Board include his considerable experience in banking and financial matters, including his current position as Chairman and Chief Executive Officer of Omaha State Bank and his past position as Senior Vice President and Chief Financial Officer of a publicly-traded bank, his experience as a certified public accountant and his significant exposure to our business and industry through length of service on the Board.

Robin Josephs, 52, has served as a director of MFA since 2010. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman Sachs & Co. serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Financial, where she is lead director and serves as a member of the audit, compensation and nominating and governance committees, and Plum Creek Timber Company, Inc., where she serves on the audit and compensation committees. From January 2005 to December 2005, Ms. Josephs was a member of the board of directors of Instinet Group Incorporated (which was acquired by The Nasdaq Stock Market, Inc. in December 2005). Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation and the Tourette Syndrome Association. Ms. Josephs is a graduate of The Wharton School of the University of Pennsylvania and received a Masters of Business Administration degree from Columbia University.

We believe that Ms. Josephs’ qualifications to serve on the Board include her significant knowledge of the specialty finance and real estate industries, her extensive experience in the investment banking industry, including her expertise in public and private real estate finance and equity capital markets, her substantial service on the boards and committees of other public and private companies, her experience with corporate governance, finance and other related matters and her regular attendance of director continuing education programs.

George H. Krauss, 70, has served as a director of MFA since 1997. Mr. Krauss was named a Managing Director of The Burlington Capital Group LLC (“Burlington”) in 2010 and, prior thereto, had been a consultant to Burlington since 1997. From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP, serving as such firm’s managing partner from 1983 to 1993 and, from 1997 to 2006, was Of Counsel to such firm. Mr. Krauss currently serves as a member of the board of managers of Burlington, which is the general partner of America First Tax Exempt Investors, LP. Mr. Krauss was a member of the boards of directors of Gateway, Inc., from 1991 to October 2007, West Corporation, from January 2001 to October 2006, America First Apartment Investors, Inc., from January 2003 to September 2007, and infoGROUP, Inc., from December 2007 to July 2010. Mr. Krauss received a Juris Doctorate degree and a Masters of Business Administration degree from, the University of Nebraska.

We believe that Mr. Krauss’ qualifications to serve on the Board include his significant experience as a managing partner of a major law firm, his substantial service on the boards and committees of other public and private companies, his considerable legal and business experience in corporate, mergers and acquisitions and regulatory matters and his significant exposure to our business and industry through length of service on the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF MR. DAHIR, MS. JOSEPHS AND MR. KRAUSS AS CLASS II DIRECTORS.

Continuing Class III Directors

The following information is furnished regarding our Class III directors (who will continue to serve on the Board until our 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

James A. Brodsky, 66, has served as a director of MFA since 2004. Mr. Brodsky is a founding member of the law firm of Weiner Brodsky Sidman Kider PC in Washington, D.C., and has practiced law as a member of that firm and its predecessor since 1977. Mr. Brodsky provides legal advice and business counsel to publicly-traded and privately-held national and regional residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac and Ginnie Mae), mergers and acquisitions, asset purchases and sales, mortgage compliance issues and strategic business initiatives. Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development. He currently serves as general counsel of the National Reverse Mortgage Lenders Association and is Co-Founder and a director of the Open Door Housing Fund (a revolving fund resource for the preservation and re-development of affordable housing in the Washington, D.C., area). Mr. Brodsky is a graduate of Cornell University and received a Juris Doctorate degree from Georgetown University and a Masters of Science in Electrical Engineering from Columbia University.

We believe that Mr. Brodsky’s qualifications to serve on the Board include his significant experience as a lawyer and founding member of a national law firm specializing in residential mortgage finance, his extensive knowledge of the origination and servicing of, and the regulatory aspects relating to, residential mortgage loans, his experience with the federal executive branch agencies that regulate and directly affect the residential mortgage sector and his general experience with corporate governance, finance and other related matters.

Alan L. Gosule, 71, has served as a director of MFA since 2001. Mr. Gosule is a partner in the law firm of Clifford Chance US LLP (“Clifford Chance”) in New York, New York, and has practiced law with such firm and its predecessor since 1991. From 2002 to August 2005, he served as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of such firm’s Tax, Pension and Employment Department for the Americas. Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of such firm’s Management Committee and the Chair of the Tax Department. Mr. Gosule currently serves as a member of the board of directors of Home Properties, Inc., where he is a member of the audit committee and chair of the corporate governance/nominating committee, F.L. Putnam Investment Management Company and Pioneer Natural Resources GP LLC, the general partner of Pioneer Southwest Energy Partners L.P., and as a member of the board of trustees of the Ursuline Academy. Mr. Gosule is a graduate of Boston University and received a Juris Doctorate degree from Boston University Law School and an LLM in Taxation from Georgetown Law School.

We believe that Mr. Gosule’s qualifications to serve on the Board include his significant experience as a lawyer and partner of a major international law firm, his extensive knowledge of tax law and related matters, including real estate investment trusts, and his considerable experience in advising, and his service on the boards and committees of, other public and private companies.

Stewart Zimmerman, 67, has served as a director of MFA since 1997 and was appointed Chairman of the Board in 2003. Mr. Zimmerman currently serves as our Chief Executive Officer. From 1997 to 2008, he also served as our President. From 1989 through 1997, he initially served as a consultant to The America First Companies and became Executive Vice President of America First Companies, L.L.C. (“America First”). During this time, he held the following positions: President and Chief Operating Officer of America First REIT, Inc. and President of several America First mortgage funds, including America First Participating/Preferred Equity Mortgage Fund, America First PREP Fund 2, America First PREP Fund II Pension Series Limited Partnership, Capital Source L.P., Capital Source II L.P., America First Tax Exempt Mortgage Fund Limited Partnership and America First Tax Exempt Fund 2 Limited Partnership. Prior to 1989, Mr. Zimmerman held various positions with other financial-related companies, including Security Pacific Merchant Bank, E.F. Hutton & Company Inc., Lehman Brothers, Bankers Trust Company and Zenith Mortgage Company. Mr. Zimmerman is a graduate of Michigan State University.

We believe that Mr. Zimmerman’s qualifications to serve on the Board include his position as our Chief Executive Officer, including his responsibility for day-to-day operations of the Company, his extensive knowledge of mortgage-backed securities and the fixed income, mortgage banking and specialty finance industries and his substantial knowledge of our business operations, corporate culture and investment strategies.

Continuing Class I Directors

The following information is furnished regarding our Class I directors (who will continue to serve on the Board until our 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Stephen R. Blank, 66, has served as a director of MFA since 2002. Since 1998, Mr. Blank has been a Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate development policy. Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director — Real Estate Investment Banking of CIBC Oppenheimer Corp. From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc. From 1979 to 1989, Mr. Blank served as Managing Director — Real Estate

Investment Banking of Kidder, Peabody & Co. From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated as Vice President, Direct Investment Group. Mr. Blank currently serves as a member of the board of directors of Home Properties, Inc., where he is Chairman of the audit committee and a member of the nominating and governance committee, and as Chair of the board of trustees of Ramco-Gershenson Properties Trust, where he is Chair of the nominating and governance committee and a member of the compensation committee. From May 1999 to February 2007, Mr. Blank was a member of the board of directors of BNP Residential Trust, Inc. Mr. Blank is a graduate of Syracuse University and received a Masters of Business Administration degree in Finance from Adelphi University.

We believe that Mr. Blank’s qualifications to serve on the Board include his extensive knowledge of the real estate industry as evidenced by his position at ULI, his experience in the investment banking industry, including his expertise in public and private real estate finance, his substantial service on the boards and committees of other public and private companies and his regular attendance of director continuing education programs.

William S. Gorin, 53, has served as a director of MFA since 2010. Mr. Gorin currently serves as our President. From 1997 to 2008, he served as our Executive Vice President and, from 2001 to September 2010, as our Chief Financial Officer. During his tenure with MFA, he has also served as our Treasurer and our Secretary. From 1989 to 1997, he held various positions with PaineWebber Incorporated/Kidder, Peabody & Co. Incorporated, serving as a First Vice President in the Research Department. Prior to that position, Mr. Gorin was Senior Vice President in the Special Products Group. From 1982 to 1988, Mr. Gorin was employed by Shearson Lehman Hutton, Inc./E.F. Hutton & Company Inc. in various positions in corporate finance and direct investments. Mr. Gorin is a graduate of Brandeis University and received a Masters of Business Administration degree from Stanford University.

We believe that Mr. Gorin’s qualifications to serve on the Board include his position as our President, his extensive knowledge of mortgage-backed securities and capital markets, his substantial knowledge of our business operations and investment strategies and his overall experience in the investment banking industry, including his expertise in corporate finance.

*********

In accordance with our charter, vacancies occurring on the Board as a result of death, resignation, retirement, disqualification, removal from office or other cause may be filled by the required vote of the stockholders or the remaining directors in office.

There is no familial relationship among any of the members of our Board or executive officers, except that William S. Gorin, our President and a director, and Ronald A. Freydberg, one of our Executive Vice Presidents, are brothers-in-law.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

On March 13, 2012, the Audit Committee of the Board of Directors appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

The Board of Directors is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP for 2012. In the event that stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests.

KPMG LLP first audited our financial statements beginning with the year ended December 31, 2011. The Audit Committee appointed KPMG LLP as our independent registered public accounting firm on May 27, 2011, upon its dismissal of Ernst & Young LLP, which, had served as the Company’s independent auditors since 2003.

Ernst & Young LLP’s audit reports on the Company’s financial statements as of and for the years ended December 31, 2010 and 2009, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the years ended December 31, 2010 and 2009, and through May 27, 2011, there were no disagreements with Ernst & Young, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in its reports on the Company’s financial statements for such years and subsequent interim period.

During the years ended December 31, 2010 and 2009, and during the subsequent interim period through May 27, 2011, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K. The Company provided Ernst & Young LLP with a copy of the foregoing paragraph prior to filing its Current Report on Form 8-K containing such disclosure with the SEC and requested that Ernst & Young LLP furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of Ernst & Young LLP’s letter to the SEC expressing its agreement with the above statements, dated June 2, 2011, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, which was filed with the SEC on such date.

During the years ended December 31, 2010 and 2009, and during the subsequent interim period through May 27, 2011, we did not consult with KPMG LLP in respect of the our consolidated financial statements for the years then ended or the subsequent interim period prior to the date of KPMG LLP’s appointment regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP and KPMG LLP for the fiscal years ended December 31, 2011 and 2010.

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees(1)	$841,900	$846,228
Audit-Related Fees(2)	—	—
Tax Fees(3)	39,830	43,960
All Other Fees(4)	41,441	—
Total	$923,171	$890,188

(1)	2011 and 2010 Audit Fees include: (i) the audit of the consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; and (iii) comfort letters, consents and other services related to the SEC and other regulatory filings and communications. Audit Fees for 2011 and 2010 also include the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-

Oxley Act of 2002. Of the amount shown for 2011, Ernst & Young LLP billed the Company (i) an aggregate of $251,730 in fees for professional services rendered for the audit of the Company’s annual financial statements and for the review of the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and (ii) KPMG LLP billed the Company an aggregate of $671,441 in fees for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2011 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2011.
(2)	There were no Audit-Related Fees incurred in 2011 and 2010.
(3)	2011 and 2010 Tax Fees include tax compliance, tax planning, tax advisory and related tax services provided by Ernst & Young LLP.
(4)	All Other Fees include fees for KPMG LLP’s services provided to us in connection with the valuation of awards of restricted stock units made in December 2010 prior to the retention of KPMG LLP as our independent registered public accounting firm. Except as described in the previous sentence, there were no other professional services rendered by Ernst & Young LLP or KPMG LLP in 2011 and 2010.

All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP and Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

MANAGEMENT

The following table sets forth certain information with respect to each of our executive officers at December 31, 2011. The Board appoints or annually reaffirms the appointment of all of our executive officers:

Officer	Age	Position Held
Stewart Zimmerman	67	Chairman of the Board and Chief Executive Officer
William S. Gorin	53	President and Director
Ronald A. Freydberg	51	Executive Vice President
Craig L. Knutson	52	Executive Vice President
Stephen D. Yarad	42	Chief Financial Officer
Shira E. Finkel	37	Senior Vice President and Corporate Secretary
Kathleen A. Hanrahan	46	Senior Vice President and Chief Accounting Officer
Harold E. Schwartz	47	Senior Vice President, General Counsel and Assistant Corporate Secretary
Sunil Yadav	41	Senior Vice President

Biographical information on Messrs. Zimmerman and Gorin is provided in “Election of Directors” of this Proxy Statement.

Ronald A. Freydberg serves as our Executive Vice President. Mr. Freydberg began with MFA Financial, Inc. in 1997. From 1995 to 1997, Mr. Freydberg served as a Vice President of Pentalpha Capital, in Greenwich, Connecticut, where he was a fixed-income quantitative analysis and structuring specialist. From 1988 to 1995, Mr. Freydberg held various positions with J.P. Morgan & Co. From 1994 to 1995, he was in J.P. Morgan’s Global Markets Group, where he was involved in commercial mortgage-backed securitization and sale of distressed commercial real estate, including structuring, due diligence and marketing. From 1985 to 1988, Mr. Freydberg was employed by Citicorp. Mr. Freydberg holds a Masters of Business Administration degree in Finance from George Washington University and a Bachelor of Arts degree from Muhlenberg College.

Craig L. Knutson serves as our Executive Vice President. Mr. Knutson joined MFA Financial, Inc. in 2008. From 2004 to 2007, Mr. Knutson served as Senior Executive Vice President of CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. From 2001 to 2004, Mr. Knutson served as President and Chief Operating Officer of ARIASYS Inc., a software development company specializing in custom solutions for small to midsize businesses. From 1986 to 1999, Mr. Knutson held various progressive positions in the mortgage trading and mortgage finance departments of First Boston Corporation (later Credit Suisse), Smith Barney and Morgan Stanley. From 1981 to 1984, Mr. Knutson served as an Analyst and then Associate in the Investment Banking Department of E.F. Hutton & Company Inc. Mr. Knutson holds a Masters of Business Administration degree from Harvard University and a Bachelor of Arts degree (magna cum laude) in Economics and French from Hamilton College.

Stephen D. Yarad serves as our Chief Financial Officer. Mr. Yarad joined MFA Financial, Inc. in 2010. Prior to joining MFA, Mr. Yarad was a partner in the financial services audit practice of KPMG LLP, having been admitted to the partnership of the firm in 2005. He has almost 19 years in public accounting serving financial services companies in the United States, Europe, United Kingdom and in Asia Pacific. He commenced his career with KPMG in Australia in 1991 and held various progressive positions, before relocating permanently to the United States at the end of 2001. In addition to being a Chartered Accountant and Associate Member of the Institute of Chartered Accountants in Australia, he is also a Certified Public Accountant licensed in New York and New Jersey. Mr. Yarad holds a Bachelor of Commerce (Accounting and Finance) with merit from the University of New South Wales (Sydney, Australia) and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia.

Shira E. Finkel serves as Senior Vice President and Corporate Secretary. Ms. Finkel joined MFA Financial, Inc. in 2002. From 1998 to 2002, Ms. Finkel was the Corporate Tax and Insurance Manager with O’Connor Capital Partners. Ms. Finkel began her career in public accounting in 1996 with Price Waterhouse LLP (predecessor to PricewaterhouseCoopers LLP), where she specialized in corporate tax transactions involving REITs and other real estate companies. Ms. Finkel has a Bachelor of Arts Degree from Ithaca College.

Kathleen A. Hanrahan serves as Senior Vice President and Chief Accounting Officer. Ms. Hanrahan joined MFA Financial, Inc. in 2008 as Senior Vice President-Finance and was appointed Chief Accounting Officer effective October 2011. From 2007 to 2008, Ms. Hanrahan was Vice President — Financial Reporting with Arbor Commercial Mortgage LLC. From 1997 to 2006, she held progressive positions, was the First Vice President of Financial Reporting and served on the Disclosure, Corporate Benefits and Sarbanes-Oxley Committees for Independence Community Bank Corp. From 1992 to 1997, Ms. Hanrahan held various positions with North Side Savings Bank and was Controller from 1996 to 1997. Ms. Hanrahan began her career in public accounting in 1987 with KPMG Peat Marwick (predecessor to KPMG LLP). Ms. Hanrahan is a Certified Public Accountant and has a Bachelor of Business Administration degree in Public Accounting from Pace University.

Harold E. Schwartz serves as our Senior Vice President, General Counsel and Assistant Secretary. Mr. Schwartz joined MFA Financial, Inc. in August 2011. From 2001 to July 2011, Mr. Schwartz served as a Vice President and Senior Counsel for American Express Company, where he specialized in corporate, securities, corporate governance and mergers and acquisitions matters. From 1996 to 2000, Mr. Schwartz served as Senior Vice President, General Counsel and Secretary of Caribiner International, Inc., a business communications services and audio visual equipment rental company. Mr. Schwartz began his career working for the law firm of Schulte Roth & Zabel LLP, where he was an associate in the firm’s corporate department from 1989 to 1996. Mr. Schwartz has a J.D. from Georgetown University and an A.B. from Duke University.

Sunil Yadav serves as Senior Vice President. Mr. Yadav joined MFA Financial, Inc. in 2008. From 2005 to 2007, Mr. Yadav served as a residential mortgage-backed securities trading strategist at Banc of America Securities. From 1998 to 2003, Mr. Yadav was employed as an engineer at Fermi National Accelerator Laboratory (Fermilab). From 1996 to 1998, Mr. Yadav served as a post-doctoral research scholar at the California Institute of Technology. Mr. Yadav holds a Masters of Business Administration from The Wharton School of the University of Pennsylvania. Mr. Yadav also holds a masters and Ph.D. in mechanical engineering from The Johns Hopkins University and an undergraduate degree in mechanical engineering from the Indian Institute of Technology (Kanpur, India).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses the key features of our executive compensation program and the approach taken by the Compensation Committee of the Board in setting compensation for 2011 for: Stewart Zimmerman, our Chief Executive Officer; William S. Gorin, our President; Stephen D. Yarad, our Chief Financial Officer; and Ronald A. Freydberg and Craig L. Knutson, our Executive Vice Presidents (collectively, our “Named Executive Officers”).

Executive Summary.  The Compensation Committee oversees the administration of our compensation programs and makes decisions relating to the compensation of our Named Executive Officers. The Compensation Committee intends that the compensation paid to the Named Executive Officers be consistent with our overall compensation philosophy and competitive with market practices.

We operated in a challenging business environment during 2011. Our portfolio of agency and non-agency residential mortgage-backed securities (“RMBS”) was affected by numerous factors throughout the year, including uncertainty as to the creditworthiness of many European banks, selling pressure from financial institutions, mid-year uncertainty arising from the downgrade of U.S. government and agency debt and the debate over the increase to the federal debt ceiling, persistent negative housing news and a limited securitization market. Despite these negatives, we continued to pursue our strategy of investing in agency RMBS and purchasing non-agency RMBS, which we believe will make our overall portfolio of RMBS less sensitive to future changes in interest rates. Our agency RMBS investment returns continued to benefit from the steep yield curve and subdued prepayment speeds. In addition, market conditions provided us with the opportunity to purchase non-agency MBS at significant discounts to par value at prices that we believe will generate attractive loss-adjusted yields.

We also continued to diversify our funding sources during 2011 by successfully refinancing a portion of our non-agency MBS portfolio through two re-securitization transactions, which provided us with longer-term financing. In addition, we completed a public offering of common stock in March 2011, which resulted in proceeds of $605.5 million before expenses.

Overall, despite ongoing market uncertainty regarding the extent of the U.S. economic recovery and generally subdued residential housing markets, we were able to generate attractive dividends and net interest spreads during 2011. Our annual net income of $316.4 million in 2011 was our highest reported annual net income in our 12-year history.

As discussed in more detail below, the Compensation Committee, among other things, made the following decisions and took the following actions on compensation for the Named Executive Officers for 2011:

•	Notwithstanding the Compensation Committee’s discretionary authority to adjust the amount of the annual performance-based bonus pool (the “Bonus Pool”) for Messrs. Zimmerman, Gorin and Freydberg, which is based on our achievement of pre-established Return on Average Equity (“ROAE”) targets, it established the size of the Bonus Pool at the top of the range for the level of ROAE achieved for the year and determined to make no adjustment to either increase or decrease the size of the Bonus Pool outside the high or low end of such range (unlike for 2010 when it increased the amount of the Bonus Pool by 25.91% above the top of the range for the level of ROAE that had been achieved).
•	It increased the amount of the discretionary annual incentive bonus paid to Mr. Knutson.
•	In June 2011, it extended and modified the respective employment contracts of Messrs. Gorin, Freydberg and Knutson, the terms of which, include among other things, the grant and future grants of time-based and performance-based restricted stock units (“RSUs”) and the grant of dividend equivalent rights (“DERs”) to each such executive.

Compensation Philosophy and Objectives.  Through our executive compensation programs, we seek to attract, motivate and retain top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	Attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of the Company;
•	Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value;
•	Provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the executive’s particular position in the marketplace;
•	Support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and
•	Maintain a high degree of flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive officer compensation program includes the following primary components:

•	Base salaries paid in cash, which are based on the scope of the executive’s role, the responsibilities associated with the position and the individual’s performance in that role, as well as competitive market practices;
•	Annual cash bonus awards, which are meant to motivate and reward our short-term financial and operational performance, as well as short-term individual performance; and
•	Long-term equity-based awards, including our RSU program, which are designed to support our objectives of aligning the interests of executive officers with those of our stockholders, promoting our long-term performance and value creation and retaining executive officers.

In addition to the primary components of the executive officer compensation program, we maintain our Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”), a non-qualified deferred compensation program, designed to provide additional opportunities to align the interests of executive officers with stockholders. The Senior Officers Plan, which is described further on page 38 of this Proxy Statement, permits our executive officers to defer, at their election, up to 100% of their annual bonus compensation in the form of deferred stock units, the performance of which are tied to the performance of our Common Stock. Other than the opportunity to participate in the Senior Officers Plan, we do not provide perquisites or other benefits to our Named Executive Officers beyond those provided to all of our other salaried employees.

The Compensation Committee is committed to the ongoing review and evaluation of the executive officer compensation levels and compensation program. It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee annually assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position, role and responsibilities within MFA. In addition, the Compensation Committee benchmarks from time to time the compensation levels and practices relating to our executive officers against industry-based compensation levels and practices. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect Company and individual performance and that are competitive within industry standards, the Compensation Committee has not established, nor does it seek to establish, a specific target market position for executive officer pay levels.

Consideration of 2011 Advisory Vote on Executive Compensation

As a result of the support demonstrated by stockholders in last year’s Say-on-Pay vote outcome, pursuant to which more than 90% of the shares cast with respect to such proposal voted to approve our executive compensation, the Compensation Committee did not make significant changes to our executive compensation program for performance year 2011. However, based on its review of market practices, the Compensation Committee did, in connection with the extension and amendments to Messrs. Gorin, Freydberg and Knutson’s respective employment agreements, reduce the level of benefits generally payable to each of them in the event that their employment is terminated under various scenarios. The Compensation Committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Key Elements of Compensation.

The Named Executive Officers each receive three key elements of compensation, summarized in the following chart:

Element	Key Features	Purpose
1. Base Salary	- Levels set periodically based on scope of the executive’s role, responsibilities of the position, individual performance and competitive market practices	- Provides a base level of guaranteed compensation
- Annual discretionary increases may be considered based on performance and other factors
- Mr. Zimmerman receives a portion in an annual grant of Restricted Shares
2. Annual Incentives	- For 2011, for Messrs. Zimmerman, Gorin and Freydberg, based on the annual performance-based Bonus Pool determined by achievement of specified ROAE targets, subject to discretionary adjustments	- Provides an incentive to achieve annual financial and individual performance goals
- Portion delivered in Restricted Shares to ensure that annual performance is sustainable over time, further align interests with stockholders and encourage retention
- For 2011, for Messrs. Yarad and Knutson, based on a discretionary determination of performance
- Delivered in a mix of cash and Restricted Shares that vest over a three- to four-year period
3. Long-Term Equity Awards	- Periodic grants of stock-based awards with multi-year vesting requirements	- Provide long-term incentives tied to stock price
	- Available types of awards include stock options, Restricted Shares, RSUs, DERs and other stock-based awards	- Further aligns interests with stockholders and encourages retention
- Vesting may be time-based or performance-based
- RSU program includes additional holding period after vesting until settlement

The following discussion provides additional explanation about each of these elements.

Base Salary.  We provide the Named Executive Officers with annual base salaries to provide them with a base level of guaranteed compensation for their services provided during the term of their employment. The Compensation Committee periodically establishes the level of base salary through mutual agreement with the executive. From time to time, the Compensation Committee has reviewed market analyses and considered the advice of its independent compensation consultant, Christenson Advisors, in setting base salaries.

Since 2006, we have provided a portion of Mr. Zimmerman’s salary in a grant of vested shares of Common Stock that are subject to certain restrictions on transfer. The Compensation Committee believes that paying a portion of Mr. Zimmerman’s base salary in shares further aligns his interests with those of our stockholders.

Consistent with the Compensation Committee’s overall philosophy, the compensation programs for the Named Executive Officers will continue to emphasize incentive compensation over base salary. However, the Compensation Committee does not have a pre-set mix or target of base salary to incentive compensation awards for the Named Executive Officers.

Annual Incentives.  We have two types of annual incentive programs for our Named Executive Officers:

•	Certain Named Executive Officers (for 2011, Messrs. Zimmerman, Gorin and Freydberg) participate in the performance-based Bonus Pool focused on the achievement of specified pre-established ROAE targets; and
•	The other Named Executive Officers are eligible for a discretionary annual incentive award based on a subjective assessment by the Compensation Committee, in consultation with our chief executive officer, of MFA’s annual performance and the annual performance of each individual executive.(1)

While the Bonus Pool amount is based on the achievement of pre-established ROAE targets as discussed further below, the structure also provides the Compensation Committee with considerable discretion to establish the final pool funding level and allocation of individual awards in a manner consistent with our compensation philosophy and objectives. From time to time, the Compensation Committee has considered the advice of Christenson Advisors in reviewing and addressing annual incentives.

For purposes of the Bonus Pool, ROAE is calculated for the 12-month period beginning on December 1st of the prior year through November 30th of the calculated year. This timing allows us to complete our awards before the end of the calendar year. We calculate ROAE for this period as the 12-month GAAP net income (calculated using the same principles as used in our consolidated audited financial statements) excluding depreciation, merger expenses, gains/losses on asset sales and impairment charges, divided by the average stockholder equity before (i) goodwill and (ii) preferred stockholders’ equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be a strong indicator of our overall performance and value creation for stockholders. Further, we have calculated and reported on ROAE as a performance metric on a consistent basis since our inception in 1998.

The aggregate amount of the Bonus Pool can range annually from $750,000 to $6.3 million or more based upon our achievement of specified ROAE targets in any given year. The Compensation Committee may adjust the resulting amount upward or downward by as much as 30% in any given year (the “Discretionary Adjustment”) based upon its assessment of certain factors. These factors include our leverage, share price performance relative to the S&P Financial Index or other relevant indices, share price performance relative to our peer group, our total stockholder return (share price change plus dividends), and our other asset management activities, as well as the role, responsibilities and individual performance of the executives participating in the Bonus Pool. The Compensation Committee believes the Discretionary Adjustment is an important feature of the Bonus Pool as it preserves the Compensation Committee’s authority to exercise its judgment to increase or decrease the Bonus Pool based on its evaluation of management’s anticipation of, and responses to, macroeconomic and general business conditions affecting our business during the course of a given year. The Compensation Committee allocates the aggregate Bonus Pool as annual incentive awards to each of the participating executives based on the Compensation Committee’s subjective assessment of each executive’s performance and contribution during the applicable period and, in the case of Messrs. Gorin and Freydberg (each of whom participated in the Bonus Pool in 2011), also based on the input of Mr. Zimmerman, our Chief Executive Officer.

(1)	We note that pursuant to the terms of their respective employment agreements, for 2012, Mr. Freydberg’s annual incentive bonus will be determined by the Compensation Committee in its discretion, in consultation with our Chief Executive Officer, and Mr. Knutson’s annual incentive bonus will be determined by the Compensation Committee, in consultation with our Chief Executive Officer, through his participation in a performance-based bonus pool similar to the Bonus Pool. For 2013, Mr. Knutson’s annual incentive bonus will be determined by the Compensation Committee, in consultation with our Chief Executive Officer, through his participation in the Bonus Pool. Information regarding Mr. Knutson’s 2012 bonus pool may be found on page 44 of this Proxy Statement under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements — Craig Knutson.”

The following table shows the ROAE formula for the aggregate Bonus Pool (subject to the Discretionary Adjustment of the Compensation Committee):

ROAE Targets	Bonus Pool Range
Less than 4.5%	$750,000	—
4.5% – 5%	750,000	$950,000
5% – 6%	950,000	1,150,000
6% – 7%	1,150,000	1,350,000
7% – 8%	1,350,000	1,800,000
8% – 9%	1,800,000	2,250,000
9% – 10%	2,250,000	2,700,000
10% – 11%	2,700,000	3,150,000
11% – 12%	3,150,000	3,600,000
12% – 13%	3,600,000	4,050,000
13% – 14%	4,050,000	4,500,000
14% – 15%	4,500,000	4,950,000
15% – 16%	4,950,000	5,400,000
16% – 17%	5,400,000	5,850,000
17% – 18%	5,850,000	6,300,000
18% or more	Minimum of $6,300,000 (subject to the Discretionary Adjustment of the Compensation Committee)

For the Named Executive Officers other than Mr. Zimmerman, the Compensation Committee, in consultation with Mr. Zimmerman, determines annual incentive awards in its discretion based upon its subjective assessment and evaluation of MFA’s annual performance and the annual performance of the executive. No specific pre-set target level is established. The Compensation Committee believes that a discretionary incentive opportunity for these Named Executive Officers allows the Compensation Committee to flexibly assess annual performance and individual contributions in light of current market conditions.

The Compensation Committee delivers a portion of annual incentive awards to the Named Executive Officers in cash and a portion in an award of Restricted Shares under our 2010 Equity Compensation Plan. The Restricted Shares are subject to a multi-year vesting period (generally, three to four years). The Compensation Committee believes that deferring a portion of the annual incentive award over a multi-year period in Restricted Shares guards against unnecessary risk taking by linking a meaningful portion of the annual incentive value to future stock price performance over several years. The vesting conditions for the Restricted Shares also help to encourage retention of the Named Executive Officers. The Restricted Shares awarded to the Named Executive Officers (other than Mr. Yarad) are also subject to stock retention and ownership requirements, further aligning the interests of these executives with the long-term interests of our stockholders. See “Other Features of Our Executive Compensation Program” below for additional discussion about our stock retention and ownership requirements.

For the Named Executive Officers participating in the Bonus Pool, the portion of the annual incentive award delivered in Restricted Shares as a group depends on the size of the Bonus Pool, with increasing levels of incentive compensation resulting in increasing amounts delivered as Restricted Shares, as follows:

Portion of Bonus Pool	Approximate Percentage of the Incremental Portion of Bonus Pool Delivered in Restricted Shares
Up to $2,700,000	25%
Incremental amounts between $2,700,000 to $4,050,000	35%
Incremental amounts over $4,050,000	50%

For the other Named Executive Officers, the Compensation Committee determines the portion of any annual incentive award to be delivered in Restricted Shares in its discretion without any pre-set targets.

Long-Term Equity Awards.  Under our 2010 Equity Compensation Plan, which was most recently approved by our stockholders at our Annual Meeting of Stockholders held in May 2010, the Compensation Committee has available to it a portfolio of equity compensation vehicles, including stock options, Restricted Shares, RSUs, DERs and other stock-based awards. The Compensation Committee has used this incentive compensation program in the past to periodically award Named Executive Officers with stock options, RSUs and DERs as long-term incentives. The Compensation Committee has also, on occasion, granted Restricted Shares in connection with entering into or extending the term of employment agreements or arrangements. The Compensation Committee makes these awards in its discretion without any pre-set target levels. From time to time, the Compensation Committee has considered the advice of Christenson Advisors in determining long-term equity awards.

In 2007, the Compensation Committee granted RSUs that vested on December 31, 2010. Those RSUs are subject to a further holding period requirement until the earliest of the executive’s termination of employment (for any reason), a change in control or January 1, 2013. This additional holding period further aligns the interests of the executive with the interests of our stockholders. The Compensation Committee has also provided for cash payment of DERs on vested stock options and unvested RSUs to directly link a portion of executive compensation to delivering stockholder returns through cash dividends.

The Compensation Committee has historically focused on time-based vesting provisions for equity awards as the simplest, most direct way to align executive interests with stockholders and encourage retention. The 2010 Equity Compensation Plan, however, also permits awards that vest based on achievement of performance goals. In this vein, the Compensation Committee granted RSU awards to the Named Executive Officers at the end of 2010 that included a mix of time-based and performance-based vesting conditions. In addition, as discussed in the “Grant of Plan Based Awards” table on page 34 of this Proxy Statement and under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on pages 38 to 49 of this Proxy Statement, the Compensation Committee granted both time-based and performance-based RSUs to each of Messrs. Gorin, Freydberg and Knutson in July 2011 in connection with the extension and modification of their respective employment agreements.

2011 Compensation Decisions.  The following discussion addresses the actions taken by the Compensation Committee during 2011 regarding the base salary, annual incentives and long-term equity awards for the Named Executive Officers.

Base Salary.  The Compensation Committee took no actions to adjust base salary rates for the Named Executive Officers during 2011, except with respect to Mr. Knutson, whose base salary was increased from $425,000 per year to $450,000 per year in July 2011 in connection with the extension of his employment agreement. The Compensation Committee believes that the annual base salary paid in 2011 to each of the Named Executive Officers appropriately reflected the scope of the role and responsibilities of the applicable position, individual performance and experience and competitive market practices. The annual base salaries for each of the Named Executive Officers at December 31, 2011, were as follows:

	2011 Base Salary
	Cash	Stock Grant
Stewart Zimmerman	$900,000	$100,000
William S. Gorin	$800,000	—
Stephen D. Yarad	$350,000	—
Craig L. Knutson	$450,000	—
Ronald A. Freydberg	$750,000	—

Annual Incentives.  For the Bonus Pool calculation, our ROAE for the period ended November 30, 2011, was 12.23% and, in accordance with the terms of Messrs. Zimmerman, Gorin and Freydberg’s employment agreements, the 2011 Bonus Pool ranged from $3,600,000 to $4,050,000 (subject to the Discretionary Adjustment of the Compensation Committee).

Based upon their assessment and evaluation, the Compensation Committee determined to set the bonus amount at $4,050,000 without any positive or negative Discretionary Adjustment to the 2011 Bonus Pool. In determining to set the 2011 Bonus Pool at $4,050,000, the Compensation Committee took into consideration the relevant factors impacting our 2011 financial performance, including a strategy of using less leverage than many other financial institutions and mortgage REITs, the execution of our asset allocation strategy, our stockholder return during the year, the comparative financial performance of industry peers and the individual performance of Messrs. Zimmerman, Gorin and Freydberg (individually and collectively). During 2011, we were able to continue to successfully execute our asset diversification strategy of investing in both agency and non-agency RMBS. By acquiring higher-yielding non-agency RMBS at discounts to par value, we were able to decrease our exposure to mortgage prepayments and changes in the yield curve. Ultimately, the Compensation Committee determined that a Bonus Pool amount of $4,050,000 for 2011 was appropriate given the 2011 ROAE, the level of leverage utilized, the level of dividends paid to stockholders in an extremely low interest rate environment and our continuing successful execution of the asset allocation strategy. Specifically, in the judgment of the Compensation Committee, under the leadership of Messrs. Zimmerman, Gorin and Freydberg (individually and collectively), we performed well during 2011 relative to the financial performance of a distinct comparative industry peer group established by the Compensation Committee, and in particular, the subgroup of these peers investing in non-agency RMBS, despite continuing volatility in the financial markets during the year. In comparing our 2011 financial performance to our peers, the Compensation Committee evaluated our performance against the following mortgage REITs, which focus their activities on investments in RMBS: Annaly Capital Management, Inc., Capstead Mortgage Corporation, Chimera Investment Corporation (“Chimera”), Invesco Mortgage Capital (“Invesco”) and Redwood Trust, Inc. (“Redwood”). The subgroup consisted of Chimera, Invesco and Redwood, which, similar to the Company, also invest in non-agency RMBS. Among other things, the Compensation Committee reviewed the peers’ respective total shareholder return, level of leverage utilized to achieve such return and overhead expense as a percentage of equity. In addition, despite a decrease in absolute asset yields during this prolonged period of historically low interest rates, we generated a double-digit ROAE during 2011 utilizing less leverage than employed by us in past years (thereby decreasing our exposure to shorter-term repurchase agreement funding).

The Compensation Committee then considered each Senior Executive’s contributions to our 2011 financial results and other individual accomplishments to determine the allocation of the Bonus Pool.

The specific key factors considered by the Compensation Committee for each Senior Executive were as follows:

•	As our Chief Executive Officer, Mr. Zimmerman was actively involved in the successful implementation of the investment and financing strategies which resulted in our double-digit 2011 ROAE (including the diversification of our RMBS portfolio), exhibited key leadership skills in addressing our overall corporate management during 2011 and was responsible for the day-to-day oversight of our executives and other employees;
•	As our President, Mr. Gorin was actively involved in the successful implementation of the investment and financing strategies which resulted in our double-digit 2011 ROAE (including the diversification of our RMBS portfolio), was instrumental in successfully establishing and executing our 2011 business plan, and exhibited key leadership skills in addressing overall corporate and investment management oversight.
•	As one of our Executive Vice Presidents, Mr. Freydberg successfully performed the functions of head of agency RMBS funding and head of information systems and operations in 2011 and was an integral part of successfully executing our 2011 business plan. The change in Mr. Freydberg’s annual incentive bonus for 2011 as compared to prior years is reflective of the focus of his responsibilities for the year.

Based on this review, the Compensation Committee allocated the Bonus Pool for 2011 among Messrs. Zimmerman, Gorin and Freydberg as follows:

		Restricted Shares
	Cash	Shares	Value	Total
Stewart Zimmerman	$1,450,000	79,595	$550,000	$2,000,000
William S. Gorin	1,150,000	72,359	500,000	1,650,000
Ronald A. Freydberg	300,000	14,472	100,000	400,000

For Messrs. Zimmerman, Gorin and Freydberg, the Restricted Shares vest ratably over four years, with approximately 6.25% of the shares vesting on the last business day of each calendar quarter beginning with the quarter ended March 31, 2012, and ending with the quarter ending December 31, 2015, provided that for Mr. Zimmerman, all remaining unvested Restricted Shares will vest in full on December 31, 2012. Dividends on these Restricted Shares accrue during the restriction period and are paid in full only on the vesting date of the applicable shares.

Mr. Yarad began employment with us on September 20, 2010, as Chief Financial Officer. Mr. Yarad is eligible to receive an annual performance bonus in such amount as recommended by the Compensation Committee and approved by the independent directors of the Board after receiving the input of Mr. Zimmerman. Annual incentive compensation for Mr. Yarad is based upon subjective assessments and evaluation of MFA’s annual performance and individual performance. Pursuant to the terms of the offer of employment extended to Mr. Yarad in 2010, he was guaranteed an annual bonus for 2011 of at least $175,000. After receiving the input of Mr. Zimmerman, the Compensation Committee recommended, and the Board approved an annual incentive bonus of $210,000 for 2011, of which $180,000 was paid in cash and $30,000 was paid in the form of 4,342 Restricted Shares that vest annually in 25% increments on December 15, 2011, 2012, 2013 and 2014. Dividends are paid currently on Mr. Yarad’s vested and unvested Restricted Shares. The decision to increase Mr. Yarad’s bonus above the guaranteed amount was made based on, among other things, his efforts in directing the activities performed by our finance and accounting staff in support of our business activities, including the transition to a new independent auditor, and his efforts in contributing to the successful transition of our chief accounting officer (“CAO”) role from our former CAO to Kathleen Hanrahan.

On July 1, 2011, the Board entered into an amended and restated employment agreement with Mr. Knutson. In connection with the amended and restated employment agreement, for 2011 Mr. Knutson was eligible to receive an annual performance bonus in such amount as recommended by Mr. Zimmerman and approved by the Board and/or the Compensation Committee. The specific key factors considered by the Compensation Committee for Mr. Knutson were as follows:

•	As one of our Executive Vice Presidents, Mr. Knutson continued to successfully execute our non-agency MBS growth strategy in terms of contribution to earnings, asset performance and growth rate and, as head of our non-agency MBS portfolio, successfully managed our re-securitization activity as well as was in charge of the overall management of our non-agency financing activity.

Based on this review, Mr. Knutson was awarded annual incentive compensation of $1,400,000 for 2011. Of this total incentive amount, Mr. Knutson received a payment of $1,000,000 in cash and $400,000 in the form of 57,888 Restricted Shares that vest annually in 25% increments on December 15, 2011, 2012, 2013 and 2014. Dividends are paid currently on Mr. Knutson’s vested and unvested Restricted Shares.

The vesting conditions for the Restricted Shares delivered as part of the 2011 annual incentive awards vary between Messrs. Zimmerman, Gorin and Freydberg, on the one hand, and Messrs. Knutson and Yarad, on the other hand, which is primarily a reflection of the Messrs. Zimmerman, Gorin and Freydberg’s respective employment contracts.

Other Elements of Compensation.  The following briefly summarizes the other elements of compensation that we provide to our Named Executive Officers beyond salary, annual incentives and long-term equity awards.

Deferred Compensation and Retirement Benefits.  On December 19, 2002, the Board adopted the Senior Officers Plan which gives executive officers the ability to elect to defer up to 100% of their annual cash incentive compensation. Amounts deferred under this plan are subject to a five-year deferral period and can be paid in a lump sum or in installment payments at the termination of the deferral period. The Senior Officers Plan is intended to provide executive officers with an opportunity to defer certain compensation while at the same time further aligning their interests with the interests of stockholders. Amounts deferred under the plan are considered to be converted into “stock units” of MFA, which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. Prior to the time that the deferred accounts are settled, participants are unsecured creditors.

The Named Executive Officers are also eligible to participate in our tax qualified retirement savings plan (the “401(k) Plan”) under which all full time employees are able to contribute compensation up to the limit prescribed by the Internal Revenue Service on a before tax basis. We match 100% of the first 3% of eligible compensation deferred by our employees and 50% of the next 2%, subject to a maximum as provided by Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain restrictions, all of our employees are eligible to participate in this plan. We have elected to operate this plan under applicable safe harbor provisions of the Code, whereby, among other things, we must make contributions for all participating employees, and all matches contributed by us vest immediately.

Perquisites and Other Benefits.  In general, the Compensation Committee provides limited perquisites and other benefits to the Named Executive Officers. We do not reimburse the Named Executive Officers for automobiles, clubs, financial planning or items of a similar nature. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers in light of market practices and within the context of the total compensation program. No actions were taken during 2011 regarding perquisites.

The Named Executive Officers are eligible to participate in our employee health and welfare benefit programs generally available to all employees. Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, any of our employees, including the Named Executive Officers.

Other Features of Our Executive Compensation Program.

Use of Employment Agreements.  We have historically used written employment agreements with certain of our executive officers to evidence our mutual understanding regarding the key terms of employment, including the employment term, level of base salary, other elements of compensation, reasons for termination of employment before the end of the term, severance payments and post-employment covenants. In June 2010, we reached a mutual agreement with Mr. Zimmerman to extend the term of his employment agreement through December 31, 2012. In June 2011, we reached a mutual agreement with Mr. Gorin to extend the term of his employment agreement through December 31, 2014. In addition, in June 2011 we also reached mutual agreements with Mr. Knutson to extend the term of his employment agreement through December 31, 2013, and with Mr. Freydberg to extend his term of employment through December 31, 2012. Although the Compensation Committee has used written employment agreements to provide the Company and certain of its executives with certainty regarding the terms of employment and to encourage stability of key management, the Compensation Committee periodically discusses their merit in achieving these objectives and may, in its discretion, determine not to use written employment agreements in the future for certain or all of our employees. For additional details regarding the employment agreements, including the circumstances in which severance is payable and the amount of such severance benefits, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on pages 38 to 49 of this Proxy Statement.

The Compensation Committee believes that the written employment agreements have been responsibly structured, including as follows:

•	Employment terms of reasonable length;
•	Severance arrangements individually tailored for each executive depending on his role and for the applicable termination scenario; and

•	No tax gross-up payments, and a cutback of any “golden parachute” payments in case of a change in control to the extent necessary to avoid any golden parachute excise taxes.

Stock Retention and Ownership Requirements.  Equity awards received by certain of our Named Executive Officers are subject to a stock retention and ownership policy intended to further encourage significant long-term share ownership. Messrs. Zimmerman, Gorin, Knutson and Freydberg are not permitted to sell or otherwise transfer shares received from equity awards granted pursuant to their employment agreements during the executive’s employment or for a period of six months following the termination of the executive’s employment, unless the value of the executive’s stock holdings in us exceeds a specified multiple of the executive’s annual base compensation (five times in the case of Mr. Zimmerman; four times in the case of Messrs. Gorin, Knutson and Freydberg).

Advice from Compensation Consultant and Use of Tally Sheets.  Periodically since 2005, the Compensation Committee has retained an independent compensation consultant to assist the Compensation Committee in reviewing the competitiveness of its executive compensation program and considering the overall design. For the last several years, the Compensation Committee has retained Christenson Advisors, a nationally-recognized compensation consulting firm, in this role. During 2011, Christenson Advisors provided assistance to the Compensation Committee with respect to the following: (i) the preparation of the 2011 Risk Analysis/Assessment MFA’s Compensation Program; (ii) the 2011 extension of Messrs. Gorin, Knutson and Freydberg’s respective employment agreements; and (iii) the awards of 2011 annual incentive compensation.

The Compensation Committee periodically examines all components of our compensation programs offered to the Named Executive Officers, including, among other things, base salary, annual incentives, equity and long-term compensation, accumulated (realized and unrealized) gains on stock options and payments on DERs, the dollar value (and the cost to us) of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Senior Officers Plan and the actual projected payout obligations under several potential severance and change in control scenarios. A compensation tally sheet setting forth these components of our executive compensation program provided to each Named Executive Officer is prepared and reviewed by the Compensation Committee for this purpose.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee makes recommendations to the independent directors of the Board on all compensation decisions related to the Named Executive Officers. When making compensation recommendations for Messrs. Gorin, Yarad, Freydberg and Knutson, the Compensation Committee seeks and considers the advice and counsel of Mr. Zimmerman, given his direct day-to-day working relationship with these senior executives. Taking this feedback into consideration, the Compensation Committee engages in discussions and makes final recommendations related to compensation paid to the Named Executive Officers. All decisions regarding the compensation of the Named Executive Officers are made independently by the independent directors of the Board.

Deductibility of Executive Compensation.  Section 162(m) of the Code provides that compensation paid to a public company’s chief executive officer and to its other three most highly compensated officers, excluding the chief financial officer, will be deductible for tax purposes up to $1 million, unless the compensation qualified as “performance-based compensation.” In this regard, stock option grants under our 2010 Equity Compensation Plan will generally be intended to qualify as “performance-based compensation,” and the Compensation Committee has the authority to structure other awards under the 2010 Equity Compensation Plan with performance-based conditions that may qualify as “performance-based compensation.” The Compensation Committee may, however, authorize payments to executives that may not be fully deductible if it believes such payments are in our interests.

Compensation Risk Considerations

The Compensation Committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking.

The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the long-term.

With respect to the primary elements of our compensation programs, we use a number of practices to help mitigate unnecessary risk taking, including:

•	annual base salaries for all employees, including the Named Executive Officers, are fixed in amount and determined or approved in advance by the Compensation Committee and/or the Board;
•	annual incentive compensation, which is discretionary and subjectively determined for all employees (including for those executives participating in the Bonus Pool, the size of which is subject to significant discretion), is determined or approved in advance by the Compensation Committee and/or the Board and is typically paid in a combination of cash and, time-vesting equity compensation, such as Restricted Shares, subject to forfeiture, in certain instances, upon termination of service; and
•	long-term incentive compensation is determined or approved in advance by the Compensation Committee and/or the Board and is typically time-vesting and/or performance-vesting equity compensation subject to forfeiture, in certain instances, upon termination of service and, in certain cases, subject to retention requirements.

With respect to the performance-based Bonus Pool established for certain of the Named Executive Officers, mitigating factors included in this compensation structure include:

•	the Compensation Committee’s right to apply, in any given year, the Discretionary Adjustment to adjust the aggregate Bonus Pool upward or downward in any year by as much as 30% based upon its assessment of certain company-related, market-related and individual performance factors;
•	the Bonus Pool is paid in a combination of cash and Restricted Shares with the specific allocation between cash and Restricted Shares based on the total size of the Bonus Pool (with more Restricted Shares being allocated as the size of the Bonus Pool increases);
•	these Restricted Shares are time vested and subject to forfeiture, in certain instances, upon termination of service and have specific retention requirements; and
•	the allocation of the Bonus Pool among its participants is based on the subjective evaluation of their leadership and performance by the Compensation Committee.

As a matter of good governance and oversight, the Compensation Committee requested that Christenson Advisors, its compensation consultant, review our compensation programs in light of recent regulatory guidance on risk and executive compensation. After reviewing and discussing our compensation programs and practices with the Compensation Committee and Christenson Advisors, we believe that our compensation programs are balanced, do not motivate or encourage unnecessary or excessive risk taking and do not create risks that are reasonably likely to have a material adverse effect on us.

Report of the Compensation Committee

While the Company’s management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussions, the Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robin Josephs, Chair
Stephen R. Blank
Alan L. Gosule
George H. Krauss

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2011, 2010 and 2009.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(1)(3)(4)(5)	All Other Compensation ($)(6)	Total ($)
Stewart Zimmerman Chairman of the Board and Chief Executive Officer	2011	$900,000		$1,450,000	$648,866	$189,250	$3,188,116
	2010	900,000		1,500,000	1,196,824	180,925	3,777,749
	2009	900,000		1,607,003	984,888	181,850	3,673,741
William S. Gorin President	2011	800,000		1,150,000	1,072,587	106,800	3,129,387
	2010	800,000		1,150,000	1,236,195	102,300	3,288,495
	2009	800,000		1,215,051	672,788	102,800	2,790,639
Stephen D. Yarad(7) Chief Financial Officer	2011	350,000		180,000	30,000	9,800	569,800
	2010	100,625		40,000	227,500	—	368,125
	2009	—		—	—	—	—
Craig L. Knutson Executive Vice President	2011	437,500	(8)	1,000,000	781,696	9,800	2,228,996
	2010	425,000		750,000	915,443	9,800	2,100,243
	2009	406,250		400,000	762,719	9,800	1,578,769
Ronald A. Freydberg Executive Vice President	2011	750,000		300,000	252,693	106,800	1,409,493
	2010	750,000		750,000	806,506	102,300	2,408,806
	2009	750,000		1,097,466	607,676	102,800	2,557,942

(1)	Material terms of the employment agreements of the Named Executive Officers, other than Mr. Yarad who does not have an employment agreement, are provided under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on pages 38 to 49 of this Proxy Statement.
(2)	Amounts in this column represent (a) for 2011, the cash component of the 2011 bonus awards that were paid to the Named Executive Officers on January 13, 2012, (b) for 2010, the cash component of the 2010 bonus awards that were paid to the Named Executive Officers on January 14, 2011, and (c) for 2009, the cash component of the 2009 bonus awards that were paid to the Named Executive Officers on January 15, 2010.
(3)	Amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but excluding the effect of estimated forfeitures. For 2011, amounts included in this column are comprised of (i) Restricted Shares granted to Mr. Zimmerman on January 3, 2011, pursuant to the terms of his employment agreement, (ii) Restricted Shares granted to each Named Executive Officer on December 15, 2011, and (iii) RSUs granted to each of Messrs. Gorin, Knutson and Freydberg on July 1, 2011, in connection with the extensions and amendments to their respective employment agreements. See the Grants of Plan-Based Awards Table on page 34 for further information on awards made in 2011. A discussion of the assumptions underlying the calculation of the RSU values may be found in Note 2(j) and Note 12 to our 2011 Consolidated Financial Statements on pages 72 and 93 to 99 of our 2011 Annual Report to Stockholders.

The RSUs granted to each of Messrs. Gorin, Knutson and Freydberg are comprised of (a) time-based (service condition) RSUs, which are scheduled to vest on a pro rata basis on each of the first three anniversaries of the grant date (or earlier in the event of death, disability or termination of service with us for any reason other than cause or voluntary termination) and (b) performance-based RSUs which are scheduled to vest on a pro rata basis on each of the first three anniversaries of the grant date (July 1, 2011), subject to our achieving a “total shareholder return” of at least 10% for the year ending on such anniversary. The applicable performance-based RSUs will be forfeited by the executives if a 10% total shareholder return is not achieved in the applicable year. For purposes of this column, we have assumed such total shareholder return goal will be achieved.

(4)	Amounts in this column exclude (i) accrued dividends paid to the executive on the vesting of Restricted Shares, (ii) dividends paid on unvested Restricted Shares and (iii) DERs paid in respect of outstanding RSUs (both vested and unvested). DERs represent the right to receive, with respect to each DER, a distribution equal to the cash dividend paid on a share of Common Stock. The right to receive dividends and the cash distributions on DERs, as the case may be, was factored into the grant date fair value of the Restricted Shares and RSUsreported in the column, as well as other Restricted Shares and RSUs previously granted to the Named Executive Officers. The following table sets forth the amount of accrued dividends on Restricted Shares and cash distributions on DERs received by the Named Executive Officers in 2011:

Name	Cash Distributions on DERs ($)	Accrued Dividends Paid on Restricted Shares ($)	Dividends Paid on Unvested Restricted Shares ($)
Stewart Zimmerman	$154,828	$85,136	—
William S. Gorin	232,989	131,565	—
Stephen D. Yarad	29,100	—	$2,558
Craig L. Knutson	129,298	33,254	$54,712
Ronald A. Freydberg	159,801	108,277	—
(5)	For 2011, amounts in this column include the weighted average fair value on the date of grant of dividend equivalent rights (“DERs”) issued to Messrs. Gorin ($415,130), Knutson ($276,753) and Freydberg ($110,703) as separate associated instruments in connection with the RSUs granted to each of them in July 2011. A discussion of the assumptions underlying the calculation of the DER values may be found in Note 2(j) and Note 12 to our 2011 Consolidated Financial Statements on pages 72 and 93 to 99 of our 2011 Annual Report to Stockholders.

(6)	Amounts in this column represent (i) the employer matching contributions under the 401(k) Plan in the amount of $9,800 in each of the three years credited to each of the Named Executive Officers and (ii) dividend equivalents paid in respect of vested, but unexercised, stock options to each of Mr. Zimmerman (for 2011, $179,450), Mr. Gorin (for 2011, $97,000) and Mr. Freydberg (for 2011, $97,000).
(7)	Mr. Yarad joined MFA on September 20, 2010.
(8)	In accordance with Mr. Knutson’s amended and restated employment agreement, dated June 30, 2011. Mr. Knutson’s base salary was increased from $425,000 to $450,000 per annum.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to the Named Executive Officers during the year ended December 31, 2011.

Grants of Plan-Based Awards for 2011

	Type of Award(1)	Grant Date	Date of Compensation Committee Action		Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Stewart Zimmerman	Salary	01/03/2011	04/26/2006	(4)	—	12,255	$98,866
	RS	12/15/2011	12/14/2011	(5)	—	79,595	550,000
William S. Gorin	RS	12/15/2011	12/14/2011	(5)	—	72,359	500,000
	TRSU	07/01/2011	07/01/2011	(6)	—	12,500	80,458
	PRSU	07/01/2011	07/01/2011	(7)	25,000	—	77,000
	DER	07/01/2011	07/01/2011	(8)	—	150,000	415,130
Stephen D. Yarad	RS	12/15/2011	12/14/2011	(9)	—	4,342	30,000
Craig L. Knutson	RS	12/15/2011	12/14/2011	(9)	—	57,888	400,000
	TRSU	07/01/2011	07/01/2011	(6)	—	8,325	53,585
	PRSU	07/01/2011	07/01/2011	(7)	16,675	—	51,359
	DER	07/01/2011	07/01/2011	(8)	—	100,000	276,753
Ronald A. Freydberg	RS	12/15/2011	12/14/2011	(5)	—	14,472	100,000
	TRSU	07/01/2011	07/01/2011	(6)	—	3,334	21,459
	PRSU	07/01/2011	07/01/2011	(7)	6,666	—	20,531
	DER	07/01/2011	07/01/2011	(8)	—	40,000	110,703

(1)	Type of Award:

Salary = annual stock grant paid as part of annual base salary

RS = Restricted Shares granted as part of annual incentive award

TRSU = Time-based RSUs

PRSU = Performance-based RSUs

(2)	This column shows the number of PRSUs granted to each of Messrs. Gorin, Knutson and Freydberg in connection with the extension and amendments to their respective employment agreements. To become vested, the Company must achieve a specified level of total shareholder return for the applicable performance period beginning July 1, 2011, and ending June 30, 2014. See footnote 3 to the Summary Compensation Table and footnote 7 below for further discussion regarding the applicable total shareholder return goal and other material terms of the PRSU awards.
(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but excluding the effect of estimated forfeitures. For PRSUs, the grant date fair value is based on the assumption that the performance vesting condition will be achieved. See footnote 3 to the Summary Compensation Table for additional information.
(4)	Pursuant to the terms of Mr. Zimmerman’s employment agreement, originally executed in 2006, the date of his annual stock grant in 2011 was contractually set as the first business day of the year (January 3, 2011). In accordance with the terms of Mr. Zimmerman’s employment agreement, such shares of Common Stock became fully vested upon the date of grant; however, unless there is a termination of service, Mr. Zimmerman may not voluntarily or involuntarily sell, transfer, pledge, anticipate, alienate, encumber or assign such shares (or have such shares attached or garnished) until such time as the value of his stock holdings in MFA exceeds a multiple of five times his annual base compensation and, once this threshold is met, only in amounts having a value that exceeds that multiple.
(5)	In accordance with the terms of the applicable award agreements, the restriction period on such restricted shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended March 31, 2012, and ending with the quarter ending December 31, 2015). Dividends on these restricted shares accrue during the restriction period and are paid in full on the vesting date of the applicable shares.
(6)	In accordance with the terms of the applicable award agreements, these TRSU awards vest pro rata on each of the first, second and third anniversaries of the date of grant. The TRSUs provide for current payment of dividend equivalents paid during the vesting period. Each vested and outstanding TRSU will be settled in one share of Common Stock within 30 days of the date that such TRSU vests.
(7)	The PRSUs are scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of the date of grant, subject to our achieving a “total shareholder return” of at least 10% for the year ending on such anniversary. The applicable PRSUs that are scheduled to vest in a given year will be forfeited by the executive if a 10% total shareholder return is not achieved in the applicable year. For purposes of this table, we have assumed such total shareholder return goal will be achieved.

(8)	In accordance with the terms of the applicable award agreements, the DERs were granted to Messrs. Gorin, Knutson and Freydberg as separate associated instruments in connection with the RSUs granted to each of them in July 2011.
(9)	In accordance with the terms of the applicable award agreements, 25% of such shares of Common Stock became fully vested upon the date of grant and, thereafter, with respect to the remaining 75%, restrictions will lapse on one-third of such remaining shares on each of the first, second and third anniversaries of the date of grant. Dividends on these restricted shares are paid in full on the vested and unvested portion of the applicable shares during the restriction period.

Additional discussion regarding the vesting of the awards set forth in the table above upon termination of employment or change in control of MFA can be found under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on pages 38 to 49 of this Proxy Statement.

Outstanding Equity Awards

The following table summarizes all outstanding equity awards held by the Named Executive Officers on December 31, 2011:

Outstanding Equity Awards at Fiscal 2011 Year End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stewart Zimmerman	185,000	—	$10.25	10/01/2013	—		—	—		—
	—	—	—	—	16,876	(2)	$113,407	—		—
	—	—	—	—	58,928	(3)	395,996	—		—
	—	—	—	—	73,350	(4)	492,912	—		—
	—	—	—	—	79,595	(5)	534,878	—		—
	—	—	—	—	29,250	(6)	196,560	—		—
	—	—	—	—	—		—	14,625	(13)	$98,280
William S. Gorin	100,000	—	10.25	10/01/2013	—		—	—		—
	—	—	—	—	12,500	(7)	84,000	—		—
	—	—	—	—	12,657	(2)	85,055	—		—
	—	—	—	—	44,556	(3)	299,416	—		—
	—	—	—	—	59,598	(4)	400,499	—		—
	—	—	—	—	72,359	(5)	486,252	—		—
	—	—	—	—	56,500	(6)	379,680	—		—
	—	—	—	—	—		—	28,250	(13)	189,840
	—	—	—	—	12,500	(8)	84,000	—		—
	—	—	—	—	—		—	25,000	(14)	168,000
					150,000	(15)	415,130	—		—
Stephen D. Yarad	—	—	—	—	1,223	(9)	8,219	—		—
	—	—	—	—	3,257	(10)	21,887	—		—
	—	—	—	—	20,000	(6)	134,400	—		—
	—	—	—	—	—		—	10,000	(13)	67,200
Craig L. Knutson	—	—	—	—	28,130	(11)	189,034	—		—
	—	—	—	—	5,811	(12)	39,050	—		—
	—	—	—	—	21,394	(9)	143,768	—		—
	—	—	—	—	43,416	(10)	291,756	—		—
	—	—	—	—	54,500	(6)	366,240	—		—
	—	—	—	—	—		—	27,250	(13)	183,120
	—	—	—	—	8,325	(8)	55,944	—		—
	—	—	—	—	—		—	16,675	(14)	112,056
	—	—	—	—	100,000	(15)	276,753	—		—
Ronald A. Freydberg	100,000	—	10.25	10/01/2013	—		—	—		—
	—	—	—	—	9,375	(7)	63,000	—		—
	—	—	—	—	12,657	(2)	85,055	—		—
	—	—	—	—	40,244	(3)	270,440	—		—
	—	—	—	—	32,092	(4)	215,658	—		—
	—	—	—	—	14,472	(5)	97,252	—		—
	—	—	—	—	44,000	(6)	295,680	—		—
	—	—	—	—	—		—	22,000	(13)	147,840
	—	—	—	—	3,334	(8)	22,404	—		—
	—	—	—	—	—		—	6,666	(14)	44,796
	—	—	—	—	40,000	(15)	110,703	—		—

(1)	For purposes of this table, the market value of the unvested shares of restricted stock and unvested RSUs is deemed to be $6.72 per share, the closing price of the Company’s Common Stock on December 30, 2011 (the last trading day of the year).
(2)	These Restricted Share awards were granted on December 11, 2008. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2012.

(3)	These Restricted Share awards were granted on December 17, 2009. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2013, except with respect to Mr. Zimmerman, the restriction period for which will end on December 31, 2012, as to any remaining Restricted Shares at such date.
(4)	These Restricted Share awards were granted on December 16, 2010. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2014, except with respect to Mr. Zimmerman, the restriction period for which will end on December 31, 2012, as to any remaining Restricted Shares at such date.
(5)	These Restricted Share awards were granted on December 15, 2011. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2015, except with respect to Mr. Zimmerman, the restriction period for which will end on December 31, 2012, as to any remaining Restricted Shares at such date.
(6)	In accordance with the terms of the applicable award agreements, these TRSU awards “cliff” vest on (i) December 31, 2012, for Mr. Zimmerman and (ii) December 31, 2014, for the other Named Executive Officers. These TRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period.
(7)	These Restricted Share awards were granted on August 13, 2008. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending June 30, 2012.
(8)	In accordance with the terms of the applicable award agreements, dated July 1, 2011, these TRSU awards vest ratably on each of July 1, 2012, 2013 and 2014, assuming continued employment with us. These TRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period.
(9)	These Restricted Share awards were granted on December 16, 2010. Assuming continued employment with us, the restriction period on these shares lapses ratably on each anniversary of the date of grant through December 16, 2014.
(10)	These Restricted Share awards were granted on December 15, 2011. Assuming continued employment with us, the restriction period on these shares lapses ratably, on each anniversary of the date of grant through December 15, 2015.
(11)	These Restricted Share awards were granted on August 26, 2009. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending June 30, 2013.
(12)	These Restricted Share awards were granted on December 17, 2009. Assuming continued employment with us, the restriction period on these shares lapses ratably on each anniversary of the date of grant through December 17, 2012.
(13)	In accordance with the terms of the applicable award agreements these PRSUs vest on (i) December 31, 2012, for Mr. Zimmerman and (ii) December 31, 2014, for the other Named Executive Officers provided that certain criteria related to “return to stockholders” are met. These PRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period. In the event of termination of service (a) by the Company for Cause (as defined in the executive’s employment agreement) or (b) voluntarily by the executive (subject to certain guidelines), all vested and unvested PRSUs will be forfeited by the executive.
(14)	In accordance with the terms of the applicable award agreements, dated July 1, 2011, these PRSUs vest ratably on each of July 1, 2012, 2013 and 2014, provided that certain criteria related to total shareholder return are achieved and assuming continued employment with us. These PRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period. In the event of termination of service by the Company for cause (as defined in the executive’s employment agreement) or voluntarily by the executive (subject to certain guidelines), all vested and unvested PRSUs will be forfeited by the executive.
(15)	In accordance with the terms of the applicable award agreements, DERs were granted to Messrs. Gorin, Knutson and Freydberg as separate associated instruments in connection with the RSUs granted to each of them in July 2011.

Options Exercised and Stock Vested in 2011

The following table summarizes certain information regarding options exercised and stock awards vested with respect to the Named Executive Officers during the year ended December 31, 2011.

	Option Exercises and Stock Vested in 2011
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stewart Zimmerman	—	—	83,045	$628,563
William S. Gorin	—	—	79,799	596,796
Stephen D. Yarad	—	—	1,696	11,762
Craig L. Knutson	—	—	54,510	388,100
Ronald A. Freydberg	—	—	62,224	465,358

(1)	Amount is determined by reference to the price per share of our Common Stock on the date on which Restricted Shares and/or RSUs vested.

Nonqualified Deferred Compensation Plans

The following table summarizes certain information regarding amounts deferred by the Named Executive Officers under our nonqualified deferred compensation plans for the period ending December 31, 2011.

Name	Plan Type		Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Stewart Zimmerman	Senior Officers Plan		—	—	$(415)	$27,809	$—
	2010 RSU Grant	(1)	—	98,280	—	—	98,280
William S. Gorin	Senior Officers Plan		—	—	—	—	—
	2010 RSU Grant	(1)	—	94,920	—	—	94,920
Stephen D. Yarad	Senior Officers Plan		—	—	—	—	—
	2010 RSU Grant	(1)	—	33,600	—	—	33,600
Craig L. Knutson	Senior Officers Plan		—	—	—	—	—
	2010 RSU Grant	(1)	—	91,560	—	—	91,560
Ronald A. Freydberg	Senior Officers Plan		—	—	—	—	—
	2010 RSU Grant	(1)	—	73,920	—	—	73,920

(1)	Reflects vesting on December 31, 2011, of 25% of TRSUs granted to named executive in December 2010 (other than in the case of Mr. Zimmerman, which reflects vesting of 50% of TRSUs). Value based on closing price per share ($6.72) of our Common Stock on December 30, 2011 (the last trading day of the year). Such TRSUs do not settle until the earlier of the executive’s termination of employment and December 31, 2014. In the event the relevant executive has a termination of service (i) by the Company for Cause (as defined in the executive’s employment agreement) or (ii) by the executive voluntarily (subject to certain guidelines), then all of the 2010 RSUs granted to the executive, whether vested or unvested, will be forfeited by the executive.

Deferred Plans

On December 19, 2002, the Board adopted the Senior Officers Plan, which is intended to provide our executive officers with an opportunity to defer up to 100% of certain compensation, as delineated in the Senior Officers Plan, while at the same time further aligning their interests with the interests of stockholders. Under the Senior Officers Plan, amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. The Senior Officers Plan is a non-qualified plan under the Employee Retirement Income Security Act of 1974, as amended, and is not funded. Prior to the time that the deferred accounts are settled, participants are unsecured creditors.

Pension Benefits

The Named Executive Officers received no benefits in 2011 from us under defined pension plans. Our only retirement plan in which the Named Executive Officers were eligible to participate, apart from the Deferred Plans, is the 401(k) Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have employment agreements with each of the Named Executive Officers (other than Stephen D. Yarad). As described below, these employment agreements provide the Named Executive Officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change-in-control involving MFA. As used below, the terms “Cause,” “Change In Control,” “Disability,” “Good Reason,” “Pre-Change-In-Control Event” and “Retirement” shall have the respective meanings set forth in the applicable employment or award agreements.

Stewart Zimmerman.  The employment agreement for Mr. Zimmerman provides for an annual base salary of not less than $900,000. Pursuant to this agreement, Mr. Zimmerman is also entitled to receive an annual grant of Common Stock, having an aggregate fair market value of $100,000 on the date of grant, on the first business day of each year during the term of his employment.

In addition, Mr. Zimmerman is eligible to participate in the Bonus Pool, ranging annually from $750,000 to $6.3 million or more in the aggregate, subject to a positive or negative adjustment in any year by as much as 30% at the discretion of the Compensation Committee. The aggregate Bonus Pool is based upon our achievement of specified ROAE targets. Specific information regarding the Bonus Pool, including the applicable ROAE targets, is provided under “Compensation Discussion and Analysis — Key Elements of Compensation” on pages 24 to 27 of this Proxy Statement. Amounts allocated to Mr. Zimmerman annually from the Bonus Pool are paid in a combination of cash and Restricted Shares based on the total size of the Bonus Pool. Specifically, (i) with respect to any Bonus Pool equal to or less than $2,700,000, approximately 75% of the amount allocated to Mr. Zimmerman and the other participants in the Bonus Pool as a group (collectively, the “Bonus Pool Participants”) is paid in cash and approximately 25% is paid in Restricted Shares, (ii) with respect to the incremental total of any Bonus Pool ranging from $2,700,000 to $4,050,000, approximately 65% of the amount allocated to the Bonus Pool Participants is paid in cash and approximately 35% is paid in Restricted Shares and (iii) with respect to the incremental total of any Bonus Pool in excess of $4,050,000, approximately 50% of the amount allocated to the Bonus Pool Participants is paid in cash and approximately 50% is paid in Restricted Shares. In addition, in accordance with Mr. Zimmerman’s employment agreement, he may not sell or otherwise transfer any of these Restricted Shares during the term of his employment or for a period of six months following the termination of his employment, unless the value of his MFA stock holdings exceeds a multiple of five times his annual base salary, provided, however, that Mr. Zimmerman may sell shares to satisfy income and employment tax obligations related to the vesting of shares.

Mr. Zimmerman’s employment agreement, which became effective on April 16, 2006, was extended during 2010, and is currently scheduled to expire on December 31, 2012, subject to earlier termination in certain circumstances. Expiration of the term of the employment agreement on December 31, 2012, does not constitute a termination without Cause or give Mr. Zimmerman the right to claim termination for Good Reason.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Zimmerman is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•	Without Cause or For Good Reason. If Mr. Zimmerman’s employment is terminated by MFA without Cause or by him for Good Reason, he will be entitled to:

(i)  a payment equal to 300% of the greater of (a) his combined annual base salary and performance bonus for the preceding fiscal year and (b) the average of his combined annual base salary and average performance bonus for the three preceding fiscal years, (which would have resulted in an amount equal to $9,794,456 at December 31, 2011),

(ii)  the immediate full vesting of all of his outstanding stock options, with such stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(iii)  the immediate full vesting of all of his outstanding Restricted Shares (which had a value equal to $1,537,193 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $292,255 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of his outstanding time-based RSUs (“TRSUs”) (which had a value equal to $98,280 at December 31, 2011) and

(v)  the pro rata vesting of his outstanding performance-based RSUs (“PRSUs”), subject to the achievement of the applicable performance goals measured through the date of termination (no value at December 31, 2011).

Based on the above, in the event that Mr. Zimmerman’s employment with us had been terminated on December 31, 2011, under either of the two scenarios identified above, he would have been entitled to receive from us an aggregate severance payment estimated to be $11,722,184.

•	Change In Control. If Mr. Zimmerman’s employment is terminated (i) by MFA without Cause within two months before a Change In Control and following the occurrence of a Pre-Change-In-Control Event, (ii) by his resignation for any reason within six months following a Change In Control, or (iii) by MFA other than for Cause or by his resignation for Good Reason within 24 months following a Change In Control, he will be entitled to:

(a)  a payment equal to 300% of the sum of his current annual base salary and his performance bonus for the immediately preceding year (which would have resulted in an amount equal to $9,000,000 at December 31, 2011),

(b)  the immediate full vesting of all of his outstanding stock options, with such stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(c)  the immediate full vesting of all of his outstanding Restricted Shares (which had a value equal to $1,537,193 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $292,255 at December 31, 2011),

(d)  the immediate full vesting and settlement of all of his outstanding TRSUs (which had a value equal to $98,280 at December 31, 2011),

(e)  the pro rata vesting of his outstanding PRSUs, subject to the achievement of the applicable performance goals measured through the date of termination (no value at December 31, 2011), and

(f)  the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement (which had a value equal to $27,139 at December 31, 2011).

Based on the above, in the event that Mr. Zimmerman’s employment with us had been terminated on December 31, 2011, under any of the three scenarios described above, he would have been entitled to receive from us an aggregate severance payment estimated to be $10,954,868.

•	Death or Disability. If Mr. Zimmerman’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to:

(i)  a payment equal to 200% of his current annual base salary (which would have resulted in an amount equal to $2,000,000 at December 31, 2011),

(ii)  the immediate full vesting of all of his outstanding stock options, with such stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(iii)  the immediate full vesting of all of his outstanding Restricted Shares (which had a value equal to $1,537,193 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $292,255 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of his outstanding TRSUs (which had a value equal to $98,280 at December 31, 2011),

(v)  the pro rata vesting of his outstanding PRSUs, subject to the achievement of the applicable performance goals measured through the date of termination, (no value at December 31, 2001) and

(vi)  in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations and assuming payment of health insurance until age 70) (which had a value equal to $81,418 at December 31, 2011).

Based on the above, in the event that Mr. Zimmerman’s employment with us had been terminated on December 31, 2011, (a) by reason of his death, his estate would have been entitled to receive an aggregate payment from MFA, estimated to be $3,927,728 or (b) by reason of his Disability, he or his legal guardian would have been entitled to receive an aggregate payment from MFA estimated to be $4,009,146 (assuming payment of health insurance until age 70).

•	Cause, Voluntarily Without Good Reason or Retirement. If Mr. Zimmerman’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason or as a result of his Retirement, he will be entitled to receive from us earned, by unpaid amounts then owed to him, which amounts are described in the next paragraph. In addition, if Mr. Zimmerman’s employment is terminated as a result of his Retirement, all of his vested stock options and related DERs will remain outstanding for a 24-month period following his Retirement.

In addition to the foregoing amounts, in the event that Mr. Zimmerman’s employment with us had been terminated on December 31, 2011, under any of the scenarios identified above, unless otherwise indicated, he would have also been entitled to receive from us the following earned, but unpaid amount then owed to him: (i) the payment of his 2011 cash bonus of $1,450,000, (ii) a payment in respect of the deferred settlement of the RSUs granted to him in October 2007, which amount was equal to $777,780 (which amount represents the aggregate fair market value of such RSUs on the date of grant, which vested in their entirety on December 31, 2010), (iii) in all events except Cause or voluntarily without Good Reason, a payment in respect of the deferred settlement of the TRSUs granted to him in December 2010, which amount was equal to $98,280 (which amount represents the aggregate fair market value of such RSUs on the date of grant, 50% of which vested on December 31, 2011, (iv) unpaid dividend equivalents relating to stock options and RSUs equal to $93,046, and (v) the employer 401(k) match of $9,800.

William S. Gorin.  Mr. Gorin entered into an amended and restated employment agreement with the Company on June 30, 2011. Mr. Gorin’s employment agreement provides for an annual base salary of not less than $800,000.

In addition to his base salary, Mr. Gorin is eligible to participate in the Bonus Pool, ranging annually from $750,000 to $6.3 million or more in the aggregate, subject to a positive or negative adjustment in any year by as much as 30% at the discretion of the Compensation Committee. The aggregate Bonus Pool is based upon our achievement of specified ROAE targets. Specific information regarding the Bonus Pool, including the applicable ROAE targets, is provided under “Compensation Discussion and Analysis — Key Elements of Compensation” on pages 24 to 27 of this Proxy Statement. Amounts allocated to Mr. Gorin annually from the Bonus Pool will be paid in a combination of cash and Restricted Shares based on the total size of the Bonus Pool, with up to 40% of Mr. Gorin’s annual incentive bonus paid in Restricted Shares, as determined by the Compensation Committee. In addition, in accordance with Mr. Gorin’s employment agreement, he may not sell or otherwise transfer any of these Restricted Shares during the term of his employment or for a period of six months following the termination of his employment, unless the value of his stock holdings in us exceeds a multiple of four times his annual base salary. The Restricted Shares paid to Mr. Gorin in respect of his annual bonus vest on a pro rata basis on the last business day of each quarter beginning with the first calendar quarter following the year to which the bonus relates, and Mr. Gorin is entitled to receive any dividends payable with respect to such shares only upon their vesting.

In addition, pursuant to the terms of his employment agreement, Mr. Gorin received a grant of 37,500 RSUs on July 1, 2011, and he is also entitled to receive further grants of 37,500 RSUs, on each of July 1, 2012, 2013 and 2014. Each annual grant of RSUs is comprised of 12,500 TRSUs and 25,000 PRSUs. In accordance with the terms of the applicable award agreements, each of the TRSU awards is scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of its date of grant. Each of the PRSU awards is scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of its date of grant, subject to MFA’s achieving a “total shareholder return” of at least 10% for the year ending on such anniversary date. The applicable PRSUs that are scheduled to vest in a given year will be forfeited by Mr. Gorin if a 10% total shareholder return is not achieved in the applicable year. Mr. Gorin was also granted 150,000 DERs, which represent the right to receive, on each dividend payment date in respect of our Common Stock, a distribution on each DER equal to the cash dividend paid on a share of Common Stock.

Mr. Gorin’s employment agreement expires on December 31, 2014, subject to earlier termination in certain circumstances.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Gorin is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•	Without Cause or For Good Reason. If Mr. Gorin’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to:

(i)  a payment equal to 75% of his then-current base salary (which was an amount equal to $600,000 at December 31, 2011),

(ii)  an amount equal to the average of the annual bonuses paid to him for the three years prior to such termination (the “Three-Year Average Bonus”) (which was equal to $1,778,684 at December 31, 2011),

(iii)  the immediate full vesting of any equity-based compensation previously granted to him as part of his annual bonus (which had a value equal to $1,271,222 at December 31, 2011), and the payment of all dividends, including accrued dividends on such Restricted Shares (which had a value equal to $229,076 at December 31, 2011).

(iv)  the immediate full vesting of any outstanding stock options not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination, with all stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(v)  the immediate full vesting of all of his outstanding Restricted Shares not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination (which had a value equal to $84,000 at December 31, 2011), and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $41,438 at December 31, 2011),

(vi)  the immediate full vesting and settlement of all of his outstanding TRSUs not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination (which had a value equal to $368,760 at December 31, 2011),

(vii)  the pro rata vesting of his outstanding PRSUs (and any other outstanding performance-based equity awards) not otherwise granted to him as part of his annual bonus, subject to the achievement of the applicable performance goals for the period for which performance is being measured (no value at December 31, 2011), and

(viii)  the continued participation, at our expense, in our health insurance for a period of 12 months following the date of his termination (which had a value equal to $40,615 at December 31, 2011).

Based on the above, in the event that Mr. Gorin’s employment with us had been terminated on December 31, 2011, under either of the two scenarios identified above, he would have been entitled to receive from us an aggregate severance payment estimated to be $4,413,795.

•	Change In Control. If Mr. Gorin’s employment is terminated by us other than for Cause or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to:

(i)  a payment equal to 200% of the sum of (a) his current annual base salary and (b) his Three-Year Average Bonus (which was an amount equal to $4,900,000 at December 31, 2011),

(ii)  the immediate full vesting of all of his outstanding stock options, with such stock options remaining exercisable until the earlier of 90 days after Mr. Gorin’s termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(iii)  the immediate full vesting of all of his outstanding Restricted Shares (which had a value equal to $1,355,222 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $270,513 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of his outstanding TRSUs and PRSUs (which had a value equal to $368,760 at December 31, 2011) and

(v)  the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement (which had a value equal to $141,150 at December 31, 2011).

Based on the above, in the event that Mr. Gorin’s employment with us had been terminated on December 31, 2011, under the scenario described above, he would have been entitled to receive from us an aggregate severance payment estimated to be $7,035,646.

•	Death or Disability. If Mr. Gorin’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to:

(i)  a payment equal to his current annual base salary (an amount equal to $800,000 at December 31, 2011),

(ii)  the immediate full vesting of all of his outstanding stock options that would have otherwise vested within 12 months of the date of termination, with all stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(iii)  the immediate full vesting of all of his outstanding Restricted Shares that would have otherwise vested within 12 months of the date of termination (which had a value equal to $573,814 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $158,360 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of his outstanding TRSUs that would have otherwise vested within 12 months of the date of termination (which had a value equal to $245,280 at December 31, 2011),

(v)  the pro rata vesting of his outstanding PRSUs (and any other outstanding performance-based equity awards), subject to the achievement of the applicable performance goals for the period for which performance is being measured (no value equal at December 31, 2011), and

(vi)  in the event of his Disability only, the continued participation, at our expense, in our health insurance for the 18-month period following Mr. Gorin’s termination (which had a value equal to $70,575 at December 31, 2011).

Based on the above, in the event that Mr. Gorin’s employment with us had been terminated on December 31, 2011, (i) by reason of his death, his estate would have been entitled to receive from us aggregate payments estimated to be $1,777,454 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us aggregate payments estimated to be $1,848,029 (assuming payment of health insurance for 18 months following Mr. Gorin’s termination).

•	Cause or Voluntarily Without Good Reason. If Mr. Gorin’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will be entitled to receive from us earned, but unpaid amounts then owed to him at the time of termination, which amounts are described in the next paragraph.

In addition to the foregoing amounts, in the event that Mr. Gorin’s employment with us had been terminated on December 31, 2011, under any of the scenarios identified above, except as otherwise indicated, he would have also been entitled to receive from us the following earned, but unpaid amounts then owed to him: (i) the payment of his 2011 cash bonus of $1,150,000, (ii) a payment in respect of the deferred settlement of the RSUs granted to him in October 2007, which amount was equal to $525,000 (which amount represents the aggregate fair market value of such RSUs on the date of grant, which vested in their entirety on December 31, 2010), (iii) except in the case of termination for Cause or voluntarily without Good Reason, a payment in respect of the deferred settlement of the TRSUs granted to him in December 2010, which amount was equal to $94,920 (which amount represents the aggregate fair market value of such TRSUs on the date of grant, 50% of which vested on December 31, 2011) and (iv) unpaid dividend equivalents relating to stock options and RSUs equal to $111,476.

Pursuant to the terms of his employment agreement, Mr. Gorin must provide 90 days’ notice prior to any resignation from Company and the Company must provide 90 days’ notice prior to any termination by the Company (except, in either case, a termination in connection with a change in control). During this period, Mr. Gorin will continue to receive salary and benefits, but will be ineligible to earn any annual bonus with respect to any year that ends after the delivery of any such notice by Mr. Gorin or the Company.

Stephen D. Yarad.  Mr. Yarad’s offer of employment provided for an annual base salary of $350,000 for 2010 and 2011 (the amount payable in 2010 was on an annualized basis) and a guaranteed annualized performance bonus of not less than $175,000 (the amount payable for 2010 was prorated). Under the terms of his offer letter, Mr. Yarad’s annual performance bonus payable to him in 2010 and 2011 was payable in cash and Restricted Shares, with at least two-thirds of such bonus to be paid in cash. The offer letter does not provide for any payments upon the termination of his employment or a change in control involving MFA.

Although Mr. Yarad’s employment offer letter does not provide any severance benefits, under certain circumstances he may fully or partially vest in his Restricted Shares and RSU awards that were granted to him in December 2010 (the “2010 RSU Awards”), in accordance with the terms of those awards. For the Restricted Shares granted on December 16, 2010 and December 15, 2011, which were a component of Mr. Yarad’s annual incentive award, any unvested Restricted Shares vest in full in case of termination of employment due to death, disability, retirement or termination by the Company without cause. Had any of these events occurred on December 31, 2011, the value of the Restricted Shares that would have vested for Mr. Yarad would have been valued at $30,106 (based on the closing price of the Common Stock of $6.72 per share on December 30, 2011, the last trading day of the year). In addition, for the PRSUs granted as part of the 2010 RSU Awards, the award agreement provides for pro rata vesting upon death, disability or termination without cause subject to achievement of certain performance measures through the date of termination. Had any of these events occurred on December 31, 2011, the value of the performance-based RSUs that would have vested for Mr. Yarad would had no value.

In addition to the foregoing amounts, in the event that Mr. Yarad’s employment with us had been terminated on December 31, 2011, under any of the scenarios identified above, he would have also been entitled to receive from us the payment of his 2011 cash bonus of $180,000.

Craig L. Knutson.  Mr. Knutson entered into an amended and restated employment agreement with the Company on June 30, 2011. The employment agreement for Mr. Knutson provides for an annual base salary equal to $450,000.

Pursuant to his employment agreement, for 2011, Mr. Knutson’s annual performance bonus was determined by the Compensation Committee in its discretion in consultation with our chief executive officer.

Under the terms of the employment agreement, for 2012, Mr. Knutson is eligible to participate in a bonus pool ranging from $250,000 to $2.1 million or more, subject to a positive or negative adjustment at the discretion of the Compensation Committee. Mr. Knutson’s 2012 bonus pool will be based upon our achievement of ROAE targets specified in his employment agreement.

Pursuant to his employment agreement, for 2013, Mr. Knutson will be eligible to participate in the Bonus Pool, which, as stated above in the description of Messrs. Zimmerman and Gorin’s employment agreements, will range from $750,000 to $6.3 million or more in the aggregate, subject to a positive or negative adjustment in any year by as much as 30% at the discretion of the Compensation Committee. The aggregate Bonus Pool will be based upon our achievement of specified ROAE targets. Specific information regarding the Bonus Pool, including the applicable ROAE targets, is provided under “Compensation Discussion and Analysis — Key Elements of Compensation” on pages 24 to 27 of this Proxy Statement.

Amounts allocated to Mr. Knutson from his 2012 bonus pool and, for 2013, the Bonus Pool will be paid in a combination of cash and Restricted Shares based on the size of such each such bonus pool, with up to 40% of Mr. Knutson’s annual incentive bonus paid in Restricted Shares, as determined by the Compensation Committee. In addition, in accordance with Mr. Knutson’s employment agreement, he may not sell or otherwise transfer any of these Restricted Shares during the term of his employment or for a period of six months following the termination of his employment, unless the value of his stock holdings in us exceeds a multiple of four times his annual base salary. For 2012 and 2013, the Restricted Shares paid to Mr. Knutson in respect of his annual bonus will vest on a pro rata basis on the last business day of each quarter beginning with the first calendar quarter following the year to which the bonus relates, and Mr. Knutson will be entitled to receive any dividends payable with respect to such shares only upon their vesting.

In addition, pursuant to the terms of his employment agreement, Mr. Knutson received a grant of 25,000 RSUs on July 1, 2011, and he is also entitled to receive further grants of 25,000 RSUs, on each of July 1, 2012, 2013 and 2014. The annual grant of RSUs is comprised of 8,325 TRSUs and 16,675 PRSUs. In accordance with the terms of the applicable award agreements, each of the TRSU awards is scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of its date of grant. Each of the PRSU awards is scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of its date of grant, subject to MFA’s achieving a “total shareholder return” of at least 10% for the year ending on such anniversary date. The applicable PRSUs that are scheduled to vest in a given year will be forfeited by Mr. Knutson if a 10% total shareholder return is not achieved in the applicable year. Mr. Knutson was also granted 100,000 DERs.

Mr. Knutson’s employment agreement expires December 31, 2013, subject to earlier termination in certain circumstances.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Knutson is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•	Without Cause or For Good Reason. If Mr. Knutson’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to:

(i)  a payment equal to 75% of his then-current base salary (which was an amount equal to $337,500 at December 31, 2011),

(ii)  an amount equal to the average of the annual bonuses paid to him for the three years prior to such termination (the “Three-Year Average Bonus”) (which had a value equal to $1,025,000 at December 31, 2011),

(iii)  the immediate full vesting of any equity-based compensation previously granted to him as part of his annual bonus (which had a value equal to $474,573 at December 31, 2011),

(iv)  the immediate full vesting of any outstanding stock options not otherwise granted to him as part of his annual bonus, with such stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(v)  the immediate full vesting of all of his outstanding Restricted Shares not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination (which had a value equal to $125,987 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $45,276 at December 31, 2011),

(vi)  the immediate full vesting and settlement of all of his outstanding TRSUs not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination (which had a value equal to $201,852 at December 31, 2011),

(vii)  the pro rata vesting of his outstanding PRSUs (and any other outstanding performance-based equity awards) not otherwise granted to him as part of his annual bonus, subject to the achievement of the applicable performance goals for the period for which performance is being measured (no value at December 31, 2011), and

(viii)  the continued participation, at our expense, in our health insurance for a period of 12 months following the date of his termination (which had a value equal to $40,615 at December 31, 2011).

Based on the above, in the event that Mr. Knutson’s employment with us had been terminated on December 31, 2011, under either of the two scenarios identified above, he would have been entitled to receive from us an aggregate severance payment estimated to be $2,250,533.

•	Change In Control. If Mr. Knutson’s employment is terminated by us other than for Cause or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to:

(i)  a payment equal to the 150% of the sum of his (a) current annual base salary and his Three-Year Average Bonus (which was an amount equal to $2,775,000 at December 31, 2011),

(ii)  the immediate full vesting of any outstanding stock options, if any, with such stock options remaining exercisable until the earlier of 90 days after Mr. Knutson’s termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(iii)  the immediate full vesting of all of his outstanding Restricted Shares (which had a value equal to $663,607 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $67,934 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of his outstanding TRSUs and PRSUs (which had a value equal to $330,624 at December 31, 2011) and,

(v)  the continued participation, at our expense, in all of our health insurance, life insurance, retirement and other benefit programs for the balance of the term of his employment agreement (which had a value equal to $94,100 at December 31, 2011).

Based on the above, in the event that Mr. Knutson’s employment with us had been terminated on December 31, 2011, under the scenarios described above, he would have been entitled to receive from us an aggregate severance payment estimated to be $3,931,265.

•	Death or Disability. If Mr. Knutson’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to:

(i)  a payment equal to his current annual base salary (an amount equal to $450,000 at December 31, 2011),

(ii)  the immediate full vesting of any outstanding stock options, if any, that would have otherwise vested within 12 months of the date of termination, with all stock options remaining exercisable until the earlier of 90 days after Mr. Knutson’s termination or the contractual expiration of such stock options had his termination not occurred (no value at December 31, 2011),

(iii)  the immediate full vesting of all of his outstanding Restricted Shares that would have otherwise vested within 12 months of the date of termination (which had a value equal to $334,172 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $45,276 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of his outstanding TRSUs that would have otherwise vested within 12 months of the date of termination (which had a value equal to $201,582 at December 31, 2011),

(v)  the pro rata vesting of his outstanding PRSUs (and any other outstanding performance-based equity awards), subject to the achievement of the applicable performance goals for the period for which performance is being measured (no value at December 31, 2011), and

(vi)  in the event of his Disability only, the continued participation, at our expense, in our health insurance for the 18-month period following Mr. Knutson’s termination (which had a value equal to $70,575 at December 31, 2011).

Based on the above, in the event that Mr. Knutson’s employment with us had been terminated on December 31, 2011, (i) by reason of his death, his estate would have been entitled to receive from us aggregate payments estimated to be $1,031,030 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us aggregate payments estimated to be $1,145,304.

•	Cause or Voluntarily Without Good Reason. If Mr. Knutson’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will be entitled to receive from us earned, but unpaid amounts then owed to him at the time of termination, which amounts are described in the next paragraph.

In addition to the foregoing amounts, in the event that Mr. Knutson’s employment with us had been terminated on December 31, 2011, under any of the scenarios identified above, except as otherwise indicated, he would have also been entitled to receive from us the following earned, but unpaid amounts then owed to him: (i) the payment of his 2011 cash bonus of $1,000,000, (ii) except in the case of a termination for Cause or voluntarily without Good Reason, a payment in respect of the deferred settlement of the TRSUs granted to him in December 2010, which amount was equal to $91,560 (which amount represents the aggregate fair market value of such TRSUs on the date of grant, 50% of which vested on December 31, 2011) and (iii) unpaid dividend equivalents relating to RSUs equal to $49,073.

Pursuant to the terms of his employment agreement, Mr. Knutson must provide 90 days’ notice prior to any resignation from Company and the Company must provide 90 days’ notice prior to any termination by the Company (except, in either case, a termination in connection with a change in control). During this period, Mr. Knutson will continue to receive salary and benefits, but will be ineligible to earn any annual bonus with respect to any year that ends after the delivery of any such notice by Mr. Knutson or the Company.

Ronald A. Freydberg.  Mr. Freydberg entered into an amended and restated employment agreement with the Company on June 30, 2011. The employment agreement for Mr. Freydberg provides for an annual base salary of not less than $750,000.

In addition to his base salary, for year ended December 31, 2011, Mr. Freydberg was eligible to participate in the Bonus Pool, ranging annually from $750,000 to $6.3 million or more in the aggregate, subject to a positive or negative adjustment in any year by as much as 30% at the discretion of the Compensation Committee. The aggregate Bonus Pool is based upon our achievement of specified ROAE targets. Specific information regarding the Bonus Pool, including the applicable ROAE targets, is provided under “Compensation Discussion and Analysis — Key Elements of Compensation” on pages 24 to 27 of this Proxy Statement. Amounts allocated to Mr. Freydberg annually from the Bonus Pool will be paid in a combination of cash and Restricted Shares based on the total size of the Bonus Pool, with up to 40% of Mr. Freydberg’s annual incentive bonus paid in Restricted Shares as determined by the Compensation Committee. In addition, in accordance with Mr. Freydberg’s employment agreement, he may not sell or otherwise transfer any of these Restricted Shares during the term of his employment or for a period of six months following the termination of his employment, unless the value of his stock holdings in us exceeds a multiple of four times his annual base compensation. The Restricted Shares paid to Mr. Freydberg in respect of his annual bonus for year ended December 31, 2011, vest on a pro rata basis on the last business day of each quarter beginning with the quarter ended March 31, 2012, and Mr. Freydberg is entitled to receive any dividends payable with respect to such shares only upon their vesting. For the year ending December 31, 2012, Mr. Freydberg’s employment agreement provides that his annual incentive bonus will be determined by the Compensation Committee in its discretion.

In addition, pursuant to the terms of his employment agreement, Mr. Freydberg received a grant of 10,000 RSUs on July 1, 2011, and he is also entitled to receive further grants of 10,000 RSUs, on each of July 1, 2012, 2013 and 2014. Each annual grant of RSUs is comprised of 3,334 TRSUs and 6,666 PRSUs. In accordance with the terms of the applicable award agreements, each of the TRSU awards is scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of its date of grant. Each of the PRSU awards is scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of its date of grant, subject to MFA’s achieving a “total shareholder return” of at least 10% for the year ending on such anniversary date. The applicable PRSUs that are scheduled to vest in a given year will be forfeited by Mr. Freydberg if a 10% total shareholder return is not achieved in the applicable year. Mr. Freydberg was also granted 40,000 DERs.

Mr. Freydberg’s employment agreement expires December 31, 2012, subject to earlier termination in certain circumstances.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Freydberg is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment or a Change In Control involving MFA.

•	Without Cause or For Good Reason. If Mr. Freydberg’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to:

(i)  the immediate full vesting of any equity-based compensation previously granted to him as part of his annual bonus (which had a value equal to $668,405 at December 31, 2011) and the payment of all dividends, including accrued dividends, on any Restricted Shares (which had a value equal to $170,003 at December 31, 2011),

(ii)  the immediate full vesting of any outstanding stock options not otherwise granted to him as part of his annual bonus, with such stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such options had his termination not occurred (no value at December 31, 2011),

(iii)  the immediate full vesting of all of any outstanding Restricted Shares not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination (which had a value equal to $63,000 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $31,078 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of any outstanding TRSUs not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination (which had a value equal to $155,233 at December 31, 2011), and

(v)  the pro rata vesting of any outstanding PRSUs (and any other outstanding performance-based equity awards) not otherwise granted to him as part of his annual bonus, subject to the achievement of the applicable performance goals for the period for which performance is being measured (no value at December 31, 2011).

Based on the above, in the event that Mr. Freydberg’s employment had been terminated on December 31, 2011, under either of the two scenarios identified above, he would have been entitled to receive from us an aggregate severance payment estimated to be $1,087,720.

•	Change In Control. If Mr. Freydberg’s employment is terminated by us other than for Cause or by his resignation for Good Reason within 12 months following a Change In Control, he will be entitled to the immediate full vesting of all of his outstanding Restricted Shares, phantom shares, RSUs and stock options (including, in each case, as applicable, the payment of all dividends, including accrued dividends, and dividend equivalents with respect thereto), with any such stock options remaining exercisable (and DERs relating thereto continuing to be payable) until the earlier of 90 days after such termination or the contractual expiration of such options had his termination not occurred.

In the event that Mr. Freydberg’s employment had been terminated on December 31, 2011, under the scenario described above, he would have been entitled to receive from us a payment estimated to be $1,176,651.

•	Death or Disability. If Mr. Freydberg’s employment is terminated by reason of his death or Disability, he (or his legal representative or estate) will be entitled to:

(i)  a payment equal to 100% of his current annual base salary (an amount equal to $750,000 at December 31, 2011),

(ii)  the immediate full vesting of all of any outstanding stock options not otherwise granted to him as part of his annual bonus, with such stock options remaining exercisable until the earlier of 90 days after such termination or the contractual expiration of such options had his termination not occurred

(no value at December 31, 2011),

(iii)  the immediate full vesting of all of any outstanding Restricted Shares that would have otherwise vested within 12 months of the date of termination (which had a value equal to $731,405 at December 31, 2011) and the payment of all dividends, including accrued dividends, on such Restricted Shares (which had a value equal to $201,081 at December 31, 2011),

(iv)  the immediate full vesting and settlement of all of any outstanding TRSUs not otherwise granted to him as part of his annual bonus that would have otherwise vested within 12 months of the date of termination (which had a value equal to $155,233 at December 31, 2011), and

(v)  the pro rata vesting of any outstanding PRSUs (and any other outstanding performance-based equity awards) not otherwise granted to him as part of his annual bonus, subject to the achievement of the applicable performance goals for the period for which performance is being measured (no value at December 31, 2011), and

(vi)  in the event of his Disability only, the continued participation, at our expense, in our health insurance for the balance of the duration of the Disability (subject to certain limitations) (which had a value equal to $70,575 at December 31, 2011).

Based on the above, in the event that Mr. Freydberg’s employment with us had been terminated on December 31, 2011, (i) by reason of his death, his estate would have been entitled to receive from us aggregate payments estimated to be $1,845,113 or (ii) by reason of his Disability, he or his legal guardian would have been entitled to receive from us aggregate payments estimated to be $1,915,688 (assuming payment of health insurance for 18 months following Mr. Freydberg’s termination).

•	Cause or Voluntarily Without Good Reason. If Mr. Freydberg’s employment is terminated (i) by us for Cause or (ii) at his own volition other than for Good Reason, he will be entitled to receive from us earned, but unpaid amounts then owed to him at the time of termination, which amounts are described in the next paragraph.

In addition to the foregoing amounts, in the event that Mr. Freydberg’s employment with us had been terminated on December 31, 2011, under any of the scenarios identified above, except as otherwise indicated, he would have also been entitled to receive from us the following earned, but unpaid amounts then owed to him: (i) the payment of his 2011 cash bonus of $300,000, (ii) a payment in respect of the deferred settlement of the RSUs granted to him in October 2007, which amount was equal to $525,000 (which amount represents the aggregate fair market value of such RSUs on the date of grant, which vested in their entirety on December 31, 2010), (iii) except in the case of a termination for Cause or voluntarily without Good Reason, a payment in respect of the deferred settlement of the TRSUs granted to him in December 2010, which amount was equal to $73,920 (which amount represents the aggregate fair market value of such TRSUs on the date of grant, 50% of which vested on December 31, 2011) and (iv) unpaid dividend equivalents relating to stock options and RSUs equal to $87,514.

Pursuant to the terms of his employment agreement, Mr. Freydberg must provide 90 days’ notice prior to any resignation from Company and the Company must provide 90 days’ notice prior to any termination by the Company (except, in either case, a termination in connection with a change in control). During this period, Mr. Freydberg will continue to receive salary and benefits, but will be ineligible to earn any annual bonus with respect to any year that ends after the delivery of any such notice by Mr. Freydberg or the Company.

Each of the employment agreements of Messrs. Zimmerman, Gorin, Freydberg and Knutson includes limitations on (a) providing services to, or acquiring certain interests in, any other mortgage REIT and (b) soliciting our employees, in either case without our consent, for a period of time following a termination of employment. Further, Mr. Yarad’s offer letter includes a prohibition on soliciting our employees without our consent for a period of one year following a termination of employment as well as requiring Mr. Yarad to maintain the confidentiality of our confidential and proprietary information.

3. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Board’s determination, based on the recommendation of the Compensation Committee, and the non-binding recommendation of our stockholders, we are seeking an advisory (non-binding) vote on the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis” of this Proxy Statement) as disclosed on pages 22 to 49 of this Proxy Statement. Stockholders are being asked to vote on the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of MFA Financial, Inc. approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2012 Annual Meeting, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures.”

This proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.

We believe that stockholders should vote FOR this proposal because our executive compensation program directly links pay to performance and encourages our Named Executive Officers to focus on both near-term financial performance and long-term, sustainable growth for stockholders, with the following key features:

•	The majority of the compensation opportunity is in a balanced mix of annual incentive and long-term equity awards;
•	For our Chief Executive Officer and President, the annual incentive awards are strongly linked to Return on Average Equity goals, but are subject to discretionary adjustment (upward or downward by as much as 30% in any given year) by the Compensation Committee to reflect other performance factors;
•	A significant portion of annual incentive awards are delivered in the form of restricted stock awards that vest over three to four years, which encourages our Named Executive Officers to focus on creating annual performance that delivers sustainable results;
•	Our most senior executives must retain annual incentive equity compensation awards until meaningful levels of stock ownership are attained (generally, from four to five times base salary), which further strengthens the alignment of executive interests with long-term stockholder interests; and
•	Executives receive modest benefits consistent with all other salaried employees, very limited perquisites and no tax gross-ups.

You are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in “Compensation Discussion and Analysis” of this Proxy Statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MFA. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on our records and other information, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2011, except that each of Ronald A. Freydberg, William S. Gorin and Craig L. Knutson filed a Form 4 due on July 5, 2011 on August 8, 2011, due to inadvertent administrative error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned			Percent of Class
Name and Business Address(1)	Shares(2)(3)	Shares Subject to Stock Options(4)	Total
Directors and Officers
Stewart Zimmerman	690,392	185,000	875,392	*
William S. Gorin	590,804	100,000	690,804	*
Stephen D. Yarad	8,137	0	3,795	*
Ronald A. Freydberg	408,195	100,000	508,195	*
Craig L. Knutson	242,148	0	242,148	*
Stephen R. Blank	32,125	5,000	37,125	*
James A. Brodsky	58,004	5,000	63,004	*
Michael L. Dahir	245,143	5,000	250,143	*
Alan L. Gosule	28,793	5,000	33,793	*
Robin Josephs	58,637	5,000	63,637	*
George H. Krauss	48,430	5,000	53,430	*
All directors and executive officers as a group (15 persons)	2,549,534	422,500	2,972,034	*
Wellington Management Company, LLP(5) 280 Congress Street Boston, MA 02210	26,679,956	—	26,679,956	7.49%
Blackrock, Inc.(6) 40 East 52nd Street San Francisco, CA 94105	22,254,711	—	22,254,711	6.25%
Thornberg Investment Management Inc.(7) 2300 North Ridgetop Road Santa Fe, NM 87506	22,209,397	—	22,209,397	6.23%
Goldman Sachs Asset Management(8) 200 West Street New York, NY 10282	21,470,988	—	21,470,988	6.00%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and Named Executive Officer is c/o MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.
(2)	Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except that (i) Mr. Freydberg jointly holds 76,000 shares with his spouse and (ii) Mr. Krauss’ spouse has sole voting and investment power with respect to 22,223 shares.
(3)	Includes unvested Restricted Shares granted to the Named Executive Officers pursuant to our 2010 Equity Compensation Plan as follows: Mr. Zimmerman – 228,749 Restricted Shares; Mr. Gorin – 201,670 Restricted Shares; Mr. Yarad – 4,480 Restricted Shares; Mr. Freydberg – 108,840 Restricted Shares; and Mr. Knutson – 98,751 Restricted Shares.
(4)	For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any stock options. Stock options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.
(5)	On its Schedule 13G filed with the SEC on February 14, 2012, Wellington Management Company, LLP reported beneficially owning 26,679,956 shares of Common Stock, comprised of having sole voting and sole dispositive power with respect to all 26,679,956 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 7.49%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(6)	On its Schedule 13G/A filed with the SEC on February 13, 2012, Blackrock, Inc. reported beneficially owning 22,254,711 shares of Common Stock, comprised of having sole voting and sole dispositive power with respect to all 22,254,711 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 6.25%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(7)	On its Schedule 13G filed with the SEC on February 3, 2012, Thornberg Investment Management, Inc. reported beneficially owning 22,209,397 shares of Common Stock, comprised of having sole voting and sole dispositive power with respect to all 22,209,397 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 6.23%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(8)	On its Schedule 13G/A filed with the SEC on February 10, 2012, Goldman Sachs Asset Management reported beneficially owning 21,470,988 shares of Common Stock, comprised of the following: (i) shared voting power with respect to 21,470,988 shares of Common Stock beneficially owned by it, and (ii) shared dispositive power with respect to 21,470,988 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 6.0%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2013 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 10, 2012.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, which is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2013 Annual Meeting of Stockholders must notify us in writing of such proposal by December 10, 2012, but in no event earlier than November 10, 2012.

Any such nomination or proposal should be sent to Harold E. Schwartz, our Senior Vice President and General Counsel, at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022 and, to the extent applicable, must include the information required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, Attention: Harold E. Schwartz, or by calling our investor relations toll-free phoneline at (800) 892-7547. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or in person. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of certain out-of-pocket expenses. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO HAROLD E. SCHWARTZ, OUR SENIOR VICE PRESIDENT AND GENERAL COUNSEL, AT MFA FINANCIAL, INC., 350 PARK AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022.

By Order of the Board

Shira E. Finkel
Senior Vice President and Corporate Secretary

New York, New York
April 9, 2012

MFA FINANCIAL, INC.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42846-P19789 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MFA FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Michael L. Dahir
02) Robin Josephs
03) George H. Krauss

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as MFA's independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
3. Approval, by non-binding vote, of MFA's executive compensation.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M42847-P19789

MFA FINANCIAL, INC.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Stewart Zimmerman, James A. Brodsky and/or Alan L. Gosule, and each of them or their respective successors, as proxies for the undersigned, with full power of substitution, to represent the undersigned at the 2012 Annual Meeting of Stockholders (the "Annual Meeting") of MFA Financial, Inc., a Maryland corporation ("MFA"), to be held at The New York Palace Hotel, 455 Madison Avenue, New York, New York, on Tuesday, May 22, 2012, at 10:00 a.m., New York City time, and at any adjournment or postponement thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED (i)"FOR" EACH NOMINEE FOR DIRECTOR, (ii) "FOR" THE RATIFICATION OF MFA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012 AND (iii) "FOR" THE APPROVAL, BY NON-BINDING VOTE, OF MFA'S EXECUTIVE COMPENSATION, EACH AS DESCRIBED IN THE PROXY STATEMENT. THIS PROXY IS REVOCABLE. IN THEIR DISCRETION AS PROXIES STEWART ZIMMERMAN, JAMES A. BRODSKY AND/OR ALAN L. GOSULE, AND EACH OF THEM OR THEIR RESPECTIVE SUCCESSORS, ARE HEREBY AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the reverse side)